1891 Metro Center Drive
Reston, Virginia 20190
(703) 251-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held March 14, 2018

The 2018 Annual Meeting of Shareholders (the “Annual Meeting”) of MAXIMUS, Inc. ("MAXIMUS" or the "Company") will be held at our corporate headquarters at 1891 Metro Center Drive in Reston, Virginia on March 14, 2018 at 11:00 a.m., Eastern Time, to consider and act upon the following matters:

1.	The election of three Class III Directors nominated by the Board of Directors of the Company to serve until the 2021 Annual Meeting of Shareholders.

2.	An advisory vote to approve the compensation of the Named Executive Officers.

3.	The ratification of the appointment of Ernst & Young LLP as our independent public accountants for our 2018 fiscal year.

4.	The transaction of any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record at the close of business on January 16, 2018 will be entitled to vote at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.

Under Securities and Exchange Commission rules, we have elected to deliver our proxy materials to shareholders over the Internet. That delivery process allows us to provide shareholders with the information they need while at the same time conserving natural resources and lowering the cost of printing and delivery. On or about January 26, 2018, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2018 proxy statement and 2017 annual report. This notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope you will attend the Annual Meeting. Whether or not you plan to attend, your vote is very important, and we encourage you to vote promptly. There are several ways that you can cast your ballot - by telephone, by Internet, by mail (if you request a paper copy) or in person at the Annual Meeting.

By Order of the Board of Directors,

By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary

This proxy statement is dated January 26, 2018 and is first being distributed to shareholders on or about January 26, 2018.

MAXIMUS, INC.

1891 Metro Center Drive
Reston, Virginia 20190
(703) 251-8500

PROXY STATEMENT

The board of directors of MAXIMUS, Inc. is making this proxy statement, our 2017 annual report on Form 10-K and a form of proxy available to you in connection with the solicitation of proxies by the board of directors for use at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our corporate headquarters at 1891 Metro Center Drive in Reston, Virginia on March 14, 2018 and at any adjournments or postponements of the meeting.

Pursuant to Securities and Exchange Commission (“SEC”) rules, we have elected to provide our proxy materials to our shareholders primarily over the Internet rather than mailing paper copies of those materials to each shareholder. Accordingly, on or about January 26, 2018, we will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders to provide website and other information for the purpose of accessing our proxy materials. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy will be included in the Notice. In addition, shareholders may request proxy materials in printed form by mail on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the cost and environmental impact of the Annual Meeting.

GENERAL INFORMATION ABOUT VOTING

Who can vote. You will be entitled to vote your shares of MAXIMUS common stock at the Annual Meeting if you were a shareholder of record at the close of business on January 16, 2018. As of that date, 65,223,348 shares of common stock were outstanding and entitled to vote at the Annual Meeting. You are entitled to one vote on each item voted on at the meeting for each share of common stock that you held on January 16, 2018.

How to vote your shares. You may vote your shares either by attending the Annual Meeting and voting in person or by voting by proxy. If you choose to vote by proxy, you may vote your shares in any of the following ways:

•
By Internet. You may vote online by accessing www.proxyvote.com and following the on-screen instructions. You will need the control number included on the Notice or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

•
By Telephone. You may vote by calling toll free 1-800-690-6903 and following the instructions. You will need the control number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

•	By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided.

•
In Person. If you are a shareholder of record, you may vote in person at the Annual Meeting. You will receive a ballot when you arrive. If you are a beneficial owner of shares held in street name, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares in order to vote your shares in person at the Annual Meeting. Follow the instructions on the Notice to obtain the legal proxy.

Online and telephone voting are available through 11:59 p.m. Eastern Time on March 13, 2018.

If you vote by proxy, the named proxies (Richard J. Nadeau, Dominic A. Corley and David R. Francis) will vote your shares as you have instructed. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, the proxies will vote your shares in favor of each of the proposals recommended by the board of directors contained in this proxy statement. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, it could result in a “broker non-vote.” For more information, see “Abstentions and broker non-votes” below.

Quorum. A quorum of shareholders is required in order to transact business at the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum. Abstentions and broker non-votes are counted in determining whether a quorum is present at the meeting.

Number of votes required. The number of votes required to approve each of the proposals scheduled to be presented at the Annual Meeting is as follows:

Proposal	Required Vote
1. Election of directors	For each nominee, a majority of the votes cast are “for” such nominee.
2. Advisory vote to approve named executive officer compensation	A majority of the votes cast are “for” the proposal.
3. Ratification of the Audit Committee’s selection of independent public accountants	A majority of the votes cast are “for” the ratification.

Shares held through a bank, broker or other nominee. If you hold your shares in "street name" through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To instruct your bank, broker or nominee how to vote, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called “routine matters” but will not be permitted to exercise voting discretion with respect to non-routine matters, as described below. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the meeting.
Abstentions and broker non-votes. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority on a particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” A broker cannot vote on the election of directors or on matters relating to executive compensation without instructions; therefore, there may be broker non-votes on Proposals 1 and 2. A broker may vote on the ratification of the independent public accountants without instructions from you; therefore, no broker non-votes are expected in connection with Proposal 3. Abstentions and broker non-votes will not count as votes cast with respect to the proposals listed above. Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the Annual Meeting.

Discretionary voting by proxies on other matters. Aside from the proposals listed above, we do not know of any other proposal that may be presented at the 2018 Annual Meeting of Shareholders. However, if another matter is properly presented at the meeting, the persons named as proxies (Richard J. Nadeau, Dominic A. Corley and David R. Francis) will exercise their discretion in voting on the matter.

How you may revoke your proxy. You may revoke your proxy at any time before the named proxies exercise it at the Annual Meeting by substituting a subsequent vote using any of the methods described in “How to vote your shares” above or by timely delivering a written notice of revocation to our Corporate Secretary that is dated later than the date of your proxy.

Expenses of solicitation. We will bear all costs of soliciting proxies. We will request that brokers, custodians and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their out-of-pocket expenses. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and/or personal interviews.

Shareholders sharing the same surname and address. In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of the Notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report, proxy statement or Notice mailed to you, please call or write us at our corporate headquarters, 1891 Metro Center Drive, Reston, Virginia 20190, Attn: Vice President of Investor Relations, telephone: (800) 368-2152. If you want to receive separate copies of the proxy statement, annual report to shareholders or Notice in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

SECURITY OWNERSHIP

The following tables show the number of shares of our common stock beneficially owned as of January 16, 2018 (unless otherwise indicated), by (i) the only persons known by us to own more than five percent of our outstanding shares of common stock, (ii) our directors and director nominees, (iii) the executive officers named in the Summary Compensation Table contained under the heading “Executive Compensation” in this proxy statement and (iv) all of our current directors and executive officers as a group. Unless set forth in the tables below, the address of each beneficial owner is c/o MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The number of shares shown in the table below as beneficially owned by each holder is based upon the rules of the SEC. Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power, as well as shares which the person has the right to acquire within 60 days by exercising any stock option or other right and shares of restricted stock that will vest with 60 days. Accordingly, this table includes shares that each person has the right to acquire on or before March 17, 2018. Unless otherwise indicated, to the best of our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. By including in the table shares that he or she might be deemed beneficially to own under SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.

To compute the percentage ownership of any shareholder or group of shareholders in the following tables, the total number of shares deemed outstanding consists of 65,223,348 shares that were outstanding on January 16, 2018 rather than the percentages set forth in the shareholders’ filings with the SEC.

Security Ownership of Certain Beneficial Owners

The following table shows the number of shares of our common stock beneficially owned by the only persons known by us to own more than five percent of our outstanding shares of common stock as of January 16, 2018 (unless otherwise indicated):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	6,674,541(1)	10.23%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,126,666(2)	7.86%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	4,749,204(3)	7.28%
BAMCO, Inc. 767 Fifth Avenue, 49th Floor New York, New York 10153	3,955,605(4)	6.06%
William Blair Investment Management, LLC 222 West Adams Street Chicago, Illinois 60606	3,852,095(5)	5.91%
________________

(1)
According to a Schedule 13G/A filed with the SEC on January 19, 2018, BlackRock, Inc. reported that through BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Shweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment

Management (UK) Ltd., BlackRock Investment Management LLC and FutureAdvisor, Inc., it had sole dispositive power over 6,674,541 shares of common stock and sole voting power with respect to 6,540,158 shares of common stock.

(2)
According to a Schedule 13G/A filed with the SEC on February 10, 2017, The Vanguard Group reported that it had sole dispositive power over 4,994,713 shares of common stock, shared dispositive power over 131,953 shares of common stock, sole voting power with respect to 127,793 shares of common stock and shared voting power with respect to 7,421 shares of common stock.

(3)
According to a Schedule 13G/A filed with the SEC on February 14, 2017, FMR LLC and Abigail P. Johnson reported that they had sole dispositive power over 4,749,204 shares of common stock, and FMR LLC reported that it had sole voting power with respect to 2,791,604 shares of common stock.

(4)
According to a Schedule 13G/A filed with the SEC on February 14, 2017, (i) BAMCO, Inc. reported that it had shared dispositive power over 3,704,700 shares of common stock and shared voting power with respect to 3,366,700 shares of common stock, (ii) Baron Capital Group, Inc. and Ronald Baron reported that they had shared dispositive power over 3,995,605 shares of common stock and shared voting power with respect to 3,617,605 shares of common stock and (iii) Baron Capital Management, Inc. reported that it had shared dispositive power over 250,905 shares of common stock and shared voting power with respect to 250,905 shares of common stock.

(5)
According to a Schedule 13G filed with the SEC on February 14, 2017, William Blair Investment Management, LLC reported that it had sole dispositive power over 3,852,095 shares of common stock and sole voting power with respect to 2,995,798 shares of common stock.

Security Ownership of Management

The following table shows the number of shares of our common stock beneficially owned by our directors and director nominees, the executive officers named in the Summary Compensation Table contained in this proxy statement and all of our current directors and executive officers as a group as of January 16, 2018 (unless otherwise indicated).

	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Directors and Director Nominees
Anne K. Altman	7,608	*
Russell A. Beliveau	122,451	*
Bruce L. Caswell	43,597	*
John J. Haley	137,804	*
Paul R. Lederer	74,642	*
Richard A. Montoni	538,475	*
Peter B. Pond	261,857	*
Gayathri Rajan	4,091	*
Raymond B. Ruddy	362,974	*
Named Executive Officers (except Directors)
Mark S. Andrekovich	20,296	*
David R. Francis	13,617	*
Richard J. Nadeau	26,937	*
All directors and executive officers as a group (12 persons)	1,614,349	2.48%
________________

*	Percentage is less than 1% of all outstanding shares of common stock.

(1)
The non-employee directors have elected to defer receipt of restricted stock units ("RSUs") for tax purposes over periods varying from one year until termination of their board service. Therefore, the amounts also include the following deferred/unvested RSUs that will vest within 60 days or could vest within 60 days in the event a non-employee director’s service on the board of directors terminated: Altman 4,908, Beliveau 82,403, Haley 137,804, Lederer 4,519, Pond 247,482, Rajan 4,091, Ruddy 181,122, and all directors and executive officers as a group 662,329.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file with the SEC reports of their ownership and changes of their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during our 2017 fiscal year, our directors, executive officers and ten percent beneficial owners timely filed all applicable Section 16(a) reports except for the following: Form 3s showing no beneficial ownership were filed late for Ms. Altman and Ms. Rajan following their election to the board, and a Form 4 showing the award of 77 RSU dividend equivalents was filed late for Mr. Caswell.

PROPOSAL 1 – ELECTION OF DIRECTORS

Board Retirement and Chief Executive Officer Transition

On January 16, 2018, we announced the retirement of Wellington E. Webb from the board of directors effective January 9, 2018. Mr. Webb served as a board member of MAXIMUS for 15 years. The board wishes to thank Mr. Webb for his many years of dedicated service.

Also, as announced on January 16, 2018, Mr. Montoni will step down as Chief Executive Officer of the Company effective April 1, 2018 concurrent with the expiration of the current term his employment agreement, and Mr. Caswell will become Chief Executive Officer at that time. In connection with this transition, Mr. Caswell is being nominated for election to the board of directors at the Annual Meeting. Mr. Montoni will remain an employee of the Company serving as Senior Advisor to the Chief Executive Officer. Mr. Montoni will also stand for re-election to the board at the Annual Meeting, and, if re-elected, we expect him to continue to serve on the board after the effective date of his transition.

This important leadership transition culminates the Board’s thoughtful succession planning process, which has been focused on ensuring the Company’s continued growth and success into the long-term future and which depends on the experience and skills of our outstanding executive team. See Supplemental Discussion of Compensation below for further discussion about our leadership transition and the changes to Mr. Caswell’s and Mr. Montoni’s employment arrangements.

General

The board of directors currently consists of eight directors. Under our articles of incorporation, the board is divided into three classes, with each class having as nearly equal a number of directors as possible. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of shareholders. At the Annual Meeting, three Class III Directors will be elected to hold office for a three-year term expiring at the 2021 Annual Meeting of Shareholders or until their successors are elected and qualified. The board has nominated Bruce L. Caswell, Richard A. Montoni and Raymond B. Ruddy for election as Class III Directors. Mr. Montoni and Mr. Ruddy presently serve as our Class III directors. If you sign and return your proxy card, the persons named as proxies in the proxy card will vote to elect these three nominees unless you mark your proxy card otherwise. You may not vote for a greater number of nominees than three. Each nominee has consented to being named in this proxy statement and to serve if elected. If for any reason a nominee should become unavailable for election prior to the Annual Meeting, the proxy holders may vote for the election of a substitute. We do not presently expect that any of the nominees will be unavailable.

Vote Required

The Company’s bylaws provide for majority voting in director elections. The board of directors also has adopted a Director Resignation Policy. Under that policy, each director nominee has submitted a written contingent resignation which will become effective only if (i) the director fails to receive the required number of votes for re-election as set forth in the Company’s bylaws and (ii) the board of directors accepts the resignation. The affirmative vote of a majority of the total number of votes cast in the election of directors is required to re-elect each nominee to our board. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the voting of this matter.

Biographical Information of Directors and Nominees

The following presents biographical information about the nominees and current directors whose terms of office will continue after the Annual Meeting. As part of the information below, we have included a brief description of the experience, qualifications, attributes and skills that led to the conclusion that each director should serve on the board. Information about the number of shares of common stock beneficially owned by each nominee and director, directly or indirectly, as of January 16, 2018, appears above under “Security Ownership - Security Ownership of Management.”

Nominees for Class III Directors (for terms expiring in 2021)

Bruce L. Caswell
Age 52

Bruce L. Caswell was appointed President of MAXIMUS effective October 1, 2014. He previously served as the President of our Health Services Segment from 2007 through 2014. Before that he was President of Operations from 2005 to 2007 and President of our Human Services Group from 2004 to 2005. Previously, he worked at IBM Corporation for nine years, serving most recently as Vice President, State and Local Government & Education Industries for IBM Business Consulting Services. Mr. Caswell holds a Masters Degree in Public Policy from the John F. Kennedy School of Government at Harvard University and a B.A. in Economics from Haverford College.

The board of directors believes that Mr. Caswell should serve as a director based on his qualifications and skills which include, among other things, his subject matter expertise in government policy and health and human services programs together with his detailed knowledge of the Company's operations gained through his service as our President and other senior leadership positions at the Company. Mr. Caswell is being nominated for election to the board of directors in connection with his transition to Chief Executive Officer effective April 1, 2018. The board of directors believes that it is important to have the Company’s chief executive also serve as a director.

Richard A. Montoni
Age 66

Richard A. Montoni has served as Chief Executive Officer and a director of MAXIMUS since 2006. He also served as President from 2006 through 2014. Previously, Mr. Montoni served as our Chief Financial Officer and Treasurer from 2002 to 2006. Mr. Montoni served as Chief Financial Officer for Towers Perrin, a global professional services firm, during April 2006 before rejoining MAXIMUS and his appointment as Chief Executive Officer and President. He also currently serves as the Chairman of the Northern Virginia Technology Council, the membership and trade association for the technology community in Northern Virginia. Before his employment with MAXIMUS, Mr. Montoni served as Chief Financial Officer and Executive Vice President for Managed Storage International, Inc. in Broomfield, Colorado from 2000 to 2001. From 1996 to 2000, he was Chief Financial Officer and Executive Vice President for CIBER, Inc., a NYSE-listed company in Englewood, Colorado where he also served as a director until 2002. Before joining CIBER, he was an audit partner with KPMG, LLP, where he worked for nearly 20 years. Mr. Montoni holds a Masters Degree in Accounting from Northeastern University and a B.S. in Economics from Boston University.

The board of directors believes that Mr. Montoni should serve as a director based on his qualifications and skills which include, among other things, his audit and financial experience together with the detailed knowledge of the operations of the Company gained through his service as our Chief Executive Officer and other senior leadership positions at the Company.

Raymond B. Ruddy
Age 74

Raymond B. Ruddy has served as one of our directors since 2004 and Vice Chairman of the Board of Directors since 2005. Mr. Ruddy retired from MAXIMUS in 2001. Before his retirement Mr. Ruddy served as the Chairman of the Board of Directors from 1985 to 2001 and President of our Consulting Group from 1989 to 2000. From 1969 until he joined us, Mr. Ruddy served in various capacities with Touche Ross & Co., including Associate National Director of Consulting from 1982 until 1984 and Director of Management Consulting (Boston, Massachusetts office) from 1978 until 1983. Mr. Ruddy received his M.B.A. from the

Wharton School of Business of the University of Pennsylvania and his B.S. in Economics from Holy Cross College.

The board of directors believes that Mr. Ruddy should serve as a director based on his qualifications and skills which include, among other things, his consulting and financial experience as well as his knowledge of government programs and our business from his prior service with the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE THREE NOMINEES SET FORTH ABOVE.

Class I Directors (terms expiring in 2019)

Anne K. Altman
Age 58

Anne K. Altman has served as one of our directors since December 2016. She retired from IBM in January 2016 having served most recently as the company’s General Manager for U.S. Federal and Government Industries. Previously she served as General Manager for IBM's Global Public Sector with responsibilities for global government -- national, regional and local -- as well as education, healthcare and life sciences. Ms. Altman joined IBM in 1981 as a systems engineer and held a number of roles with increasing responsibility in areas pertaining to government and technology. Ms. Altman earned a Bachelor of Science degree from George Mason University.

Ms. Altman has served as a director of SPX FLOW, Inc. since its spin-off from SPX Corporation in 2015.

The board of directors believes that Ms. Altman’s qualifications and skills include, among other things, her experience with public sector clients and the information technology industry including security, analytics, cognitive, digital, commerce and cloud capabilities.

Paul R. Lederer
Age 78

Paul R. Lederer has served as one of our directors since 2003. Mr. Lederer retired from Federal Mogul in 1998 as Executive Vice President, Worldwide Aftermarket, following its acquisition of Fel-Pro where he served as President and Chief Operating Officer from November 1994 to February 1998. Mr. Lederer brings more than 30 years of management experience and leadership in the commercial business sector to MAXIMUS. During his distinguished career, Mr. Lederer held various senior positions with Federal Mogul, Fel-Pro, Stant, Epicor Industries, and Parker Hannifin. Mr. Lederer holds a B.A. from the University of Illinois and received his J.D. from Northwestern University.

Mr. Lederer is a director of Dorman Products, Inc. and O’Reilly Automotive, Inc.

The board of directors believes that Mr. Lederer’s qualifications and skills include, among other things, his experience in various leadership and management positions of large, publicly-traded businesses and public company directorship experience together with his understanding of legal matters.

Peter B. Pond
Age 73

Peter B. Pond has served as one of our directors since 1997 and as Chairman of the Board since 2001. Mr. Pond is a founder of ALTA Equity Partners LLC, a venture capital firm, and has been a General Partner of that firm since June 2000. Prior to that, Mr. Pond was a Principal and Managing Director in the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corporation in Chicago and was head of that company’s Midwest Investment Banking Group. Mr. Pond holds a B.S. in Economics from Williams College and an M.B.A. in Finance from the University of Chicago.

Mr. Pond served as a director of Navigant Consulting, Inc. from 1996 to 2014.

The board of directors believes that Mr. Pond’s qualifications and skills include, among other things, his experience in the investment and financial industry and as a public company director. The board of directors believes that he possesses the leadership skills that allow him to effectively lead our board as independent, non-executive Chairman.

Class II Directors (terms expiring in 2020)

Russell A. Beliveau
Age 70

Russell A. Beliveau has served as a director since 1995. He served as our President of Investor Relations from 2000 until his retirement in 2002 and served as President of Business Development from 1998 until 2000. Prior to that, he served as President of the Government Operations Group from 1995 to 1998. Mr. Beliveau has worked in the health and human services industry since 1983. During that time, he held both government and private sector positions at the senior executive level. Mr. Beliveau’s past positions include Vice President of Operations at Foundation Health Corporation of Sacramento, California from 1988 through 1994 and Deputy Associate Commissioner (Medicaid) for the Massachusetts Department of Public Welfare from 1983 until 1988. Mr. Beliveau received his Masters in Business Administration and Management Information Systems from Boston College and his B.A. in Psychology from Bridgewater State College.

The board of directors believes that Mr. Beliveau’s qualifications and skills include, among other things, his experience in state government and managing government health and human services programs and his prior service with the Company.

John J. Haley
Age 68

John J. Haley has served as one of our directors since 2002. Since January 2016, Mr. Haley has served as the Chief Executive Officer of Willis Towers Watson, an insurance broker and human resources and employee benefits consulting firm formed through the merger of Willis Group Holdings Public Limited Company and Towers Watson & Co. From 2010 until January 2016, Mr. Haley served as the Chief Executive Officer and Chairman of the Board of Towers Watson & Co. Previously he served as President and Chief Executive Officer of Watson Wyatt Worldwide, Inc. from 1999 until its merger with Towers Perrin, Forster & Crosby, Inc. in 2010. Mr. Haley joined Watson Wyatt in 1977. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press). He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

Mr. Haley is a director of Willis Towers Watson. He previously served as a director of Towers Watson & Co. from 2010 until its merger with Willis Group Holdings Public Limited Company in January 2016. He also served as a director of Watson Wyatt Worldwide, Inc. from 1992 until its merger with Towers Perrin, Forster & Crosby, Inc. in 2010 and as a director of Hudson Global, Inc. from 2003 to 2015.

The board of directors believes that Mr. Haley’s qualifications and skills include, among other things, his experience as the Chief Executive Officer and Chairman of a large, publicly-traded consulting firm together with his knowledge of finances, human resources and compensation matters, as well as his public company directorship experience.

Gayathri Rajan
Age 50

Gayathri Rajan has served as one of our directors since December 2016. Ms. Rajan is employed as Google’s Vice President of Product Management where she currently oversees the monetization of Google Maps. She joined Google in 2006 and has served in roles of increasing responsibility in the product management area having led initiatives for the Internet of Things, Google Offers and Payments. Before joining Google she had product management roles with Financial Engines from 2004 to 2005 and eCal Corp from 1999 to 2001. She was a Senior Software Engineer for The Vanguard Group from 1997 to 1999. Ms. Rajan holds bachelor’s and master’s degrees in chemical engineering from the University of Cambridge, a master’s degree in computer science from the University of Pennsylvania and an M.B.A. from Stanford University.

The board of directors believes that Ms. Rajan’s qualifications and skills include, among other things, her experience in leading-edge information technology when applied to building scalable and secure financial platforms and innovative consumer-centric products.

CORPORATE GOVERNANCE
AND THE BOARD OF DIRECTORS

Our business and affairs are managed under the direction of the board of directors in accordance with the Virginia Stock Corporation Act and our articles of incorporation and bylaws. Members of the board are kept informed of our business through, among other things, discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees. Our corporate governance practices are summarized below.

Board Leadership

MAXIMUS has maintained separate Chief Executive Officer and Chairman of the Board positions since before the Company’s initial public offering in 1997. Richard A. Montoni currently serves as Chief Executive Officer, and Peter B. Pond currently serves as our independent, non-executive Chairman of the Board. We believe that the separation of those roles is appropriate for us because it is a good corporate governance practice that promotes board and director independence from the management team.

Board’s Role in Risk Oversight

The board of directors as a whole oversees the risk management of the Company. Senior members of the Company's management team regularly report to the board on operational and financial risks relating to the Company’s projects, and our Compliance Officer regularly reports to the board about compliance with the Company’s code of ethics and policies and procedures. The Audit Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls and liquidity. The Nominating and Governance Committee manages the risks associated with governance issues, such as the independence and performance of the board, and the Compensation Committee is responsible for managing the risks relating to the Company’s executive compensation and succession plans and policies.

Management regularly reports to the board or relevant committee on actions the Company is taking to manage the risks identified above. The board and management periodically review, evaluate and assess the risks relevant to the Company.

Corporate Governance Guidelines

The board of directors has adopted Guidelines for Corporate Governance that set forth the practices of the board with respect to the function of the board, management review and responsibility, board composition, selection of directors, operation of the board and meetings, committees of the board, director responsibilities and tenure and evaluation of the board and committees. The Guidelines are available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the SEC.

Communications with Directors

Shareholders wishing to communicate with the board of directors, the non-employee directors or any individual director (including any committee chair) may do so by sending a communication to the board of directors and/or a particular member of the board of directors, care of the Company Secretary at MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. Depending upon the nature of the communication and to whom it is directed, the Company Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

Director Independence

From time to time, MAXIMUS and its subsidiaries may provide services to, and otherwise conduct business with, companies of which certain members of the board or members of their immediate families are or were directors or officers. To comply with the New York Stock Exchange (“NYSE”) listing standards, the Guidelines for Corporate Governance establish categorical standards under which the board views the following relationships as impairing a director’s independence:

•	a director who is currently, or in the past three years has been, employed by the Company or by any subsidiary of the Company;

•
a director who has accepted, or has any family member who has accepted, payments from the Company or its affiliates in excess of $120,000 within the current fiscal year or any of the past three fiscal years (except for board services, retirement plan benefits, or non-discretionary compensation);

•	a director who has an immediate family member who is, or has been in the past three years, employed by the Company or any subsidiary of the Company as an executive officer;

•
a director who is a partner, controlling shareholder or an employee, or has an immediate family member who is an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company’s securities) in the current fiscal year or in any of the last three fiscal years that exceed 2% of consolidated gross revenue for the business, or the Company, for that year, or that exceed $1,000,000, whichever is greater;

•
a director who is employed, or has an immediate family member who is employed, as an executive officer of another company where any of the Company’s executive officers serves on that other company’s compensation committee, or such a relationship has existed within the past three years; and

•
a director who (a) has been a partner or employee of the Company’s internal or external auditor within the past three years, (b) has an immediate family member who is a current partner of such a firm, (c) has an immediate family member who is a current employee of such a firm and personally works on the Company's audit, or (d) had an immediate family member who was, within the last three years, a partner or employee of such a firm and personally worked on the Company's audit within that time.

Apart from the categorical standards, the board of directors also assesses the materiality of a director’s relationship with us to ensure that there is no material relationship that would adversely affect the director’s independence.

The board of directors in its business judgment has determined that the following seven directors are independent as defined by NYSE listing standards: Anne K. Altman, Russell A. Beliveau, John J. Haley, Paul R. Lederer, Peter B. Pond, Gayathri Rajan and Raymond B. Ruddy. None of our independent directors, their immediate family members, or employers, is engaged in relationships with us that the categorical standards cover and, as a result, each independent director meets our categorical standards. In addition, none of the independent directors has any relationship with us that would adversely affect such director’s independence.

Code of Ethics

We have adopted a code of ethics that applies to all employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. That code, our Standards of Business Conduct and Ethics, can be found posted on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. The board regularly reviews our code of ethics, and any amendment or waiver of our code of ethics required to be disclosed under the Securities Exchange Act of 1934 (the "Exchange Act”) will be reflected on our Corporate Governance web page.

Board and Committee Meeting Attendance

Our board expects that its members will prepare for, attend and participate in all board and applicable committee meetings. Our board of directors held ten meetings during fiscal year 2017. During our 2017 fiscal year, all of our directors attended at least 75% of the aggregate board and applicable committee meetings except for Mr. Haley who attended 67% of such meetings.

Executive Sessions

Executive sessions where non-management directors meet on an informal basis are scheduled either at the beginning or at the end of each regularly scheduled board meeting. Peter B. Pond, the independent, non-executive Chairman of the Board, serves as the lead independent director for executive sessions.

Committees of the Board

The standing committees of the board of directors are the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

Audit Committee

The Audit Committee assists the board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting processes and audits of our financial statements. The Audit Committee specifically reviews the financial reports and other financial information provided by the Company, our disclosure controls and procedures and internal accounting and financial controls, the internal audit function, the legal compliance and ethics programs, and the annual independent audit process. The Audit Committee operates under a written charter adopted by the board. The Audit Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The members of the Audit Committee are Peter B. Pond (Chair), Russell A. Beliveau, Paul R. Lederer, Raymond B. Ruddy and, until his retirement, Wellington E. Webb, each of whom is independent as defined by applicable NYSE listing standards and SEC regulations governing the qualifications of audit committee members. The board of directors has determined that all of the committee members are financially literate as defined by the NYSE listing standards and that Mr. Pond qualifies as an audit committee financial expert as defined by regulations of the SEC.

The Audit Committee held four meetings during fiscal year 2017. For additional information regarding the Audit Committee, see “Audit Information - Report of the Audit Committee” below.

Nominating and Governance Committee

The purpose of the Nominating and Governance Committee is to identify, evaluate and recommend candidates for membership on the board of directors, to establish and assure the effectiveness of the governance principles of the board and the Company and to establish the compensation of our directors. The Nominating and Governance Committee is responsible for assessing the appropriate mix of skills, qualifications and characteristics for the effective functioning of the board in light of the needs of the Company. The committee considers, at a minimum, the following qualifications in recommending to the board potential new directors, or the continued service of existing directors:

•
personal characteristics, such as highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment;

•	broad, policy-making level experience in business, government, academia or science to understand business problems and evaluate and formulate solutions;

•	experience and expertise that is useful to the Company and complementary to the background and experience of other directors;

•
willingness and ability to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective and constructive participant at meetings of the board and its committees;

•	commitment to serve on the board over a period of several years to develop knowledge about the Company’s principal operations;

•	willingness to represent the best interests of all shareholders and objectively evaluate management performance; and

•	diversity of background and experience.

As described above, diversity is one of several factors that the committee considers in evaluating director nominees. The Nominating and Governance Committee defines ‘‘diversity’’ broadly to include diversity with respect to background, experience, viewpoints, skill, education, national origin, gender, race, age, culture and organizations with which the individual may be affiliated.

The Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the board of directors and would evaluate any such candidate in the same manner described above. Shareholders entitled to vote for the election of directors may submit candidates for consideration by the committee if it receives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2019 Annual Meeting of Shareholders, the notice must be received within the time frame set forth in “Shareholder Proposals for Our 2019 Annual Meeting of Shareholders” below. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article I, Section 6, of our bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

Under the process we use for selecting new board candidates, the Chief Executive Officer, the Nominating and Governance Committee or other board members identify the need to add a new board member with specific qualifications or to fill a vacancy on the board. The Chairman of the Nominating and Governance Committee will initiate a search, working with staff support and seeking input from board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. An initial slate of candidates that will satisfy the criteria and otherwise qualify for membership on the board may be presented to the Nominating and Governance Committee. A determination is made as to whether Nominating and Governance Committee members or board members have relationships with preferred candidates and can initiate contacts. The Chief Executive Officer and at least one member of the Nominating and Governance Committee interview prospective candidates. The Nominating and Governance

Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full board of directors. During fiscal year 2017 we retained executive search firm Spencer Stuart to assist with a director search that resulted in the appointments of Ms. Altman and Ms. Rajan to the board.

The Nominating and Governance Committee is comprised of John J. Haley (Chair), Paul R. Lederer, Peter B. Pond and, until his retirement, Wellington E. Webb, each of whom is independent as defined by applicable NYSE listing standards governing the qualifications of nominating and governance committee members. The Nominating and Governance Committee operates under a written charter adopted by the board. The Nominating and Governance Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The Nominating and Governance Committee met two times during fiscal year 2017.

Compensation Committee

The Compensation Committee is responsible for reviewing, approving, and overseeing the administration of our compensation and benefit programs, evaluating their effectiveness in supporting our overall business objectives and ensuring an appropriate structure and process for management succession. Specifically, the committee is responsible for:

•	evaluating the performance and setting the compensation of the Chief Executive Officer and other members of senior management,

•	reviewing the Company’s compensation policies and practices,

•	reviewing executive succession plans, and

•	reviewing our executive development programs, including the performance evaluation process and incentive compensation programs.

The Chief Executive Officer provides the Compensation Committee with the financial and strategic performance accomplishments of the executive management team and recommends raises, bonuses and long-term equity awards for those executives (excluding himself). To assist in its efforts to meet the objectives outlined above, the Compensation Committee retained Pay Governance, LLC, an independent consulting firm, to advise it on a regular basis on executive compensation programs. Pay Governance provides information to the Compensation Committee so that it can determine whether the Company’s executive compensation programs are reasonable and consistent with competitive practices. The Compensation Committee has reviewed the independence of Pay Governance in light of SEC rules and has concluded that the consultant’s work for the Compensation Committee is independent and does not raise any conflict of interest.

The Compensation Committee operates under a written charter adopted by the board in 2003. The Compensation Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The members of the Compensation Committee are Anne K. Altman, Russell A. Beliveau, John J. Haley, Paul R. Lederer, Peter B. Pond and Raymond B. Ruddy, each of whom is independent as defined by applicable NYSE listing standards governing the qualifications of compensation committee members. Mr. Pond serves as the Chair of the Compensation Committee.

The Compensation Committee held four meetings during fiscal year 2017. For additional information regarding the committee, see “Compensation Committee Report” below.

Annual Meeting Attendance

We encourage members of the board of directors to attend the Annual Meeting. All of our directors attended the 2017 Annual Meeting of Shareholders.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of the date of this proxy statement are as follows:

Name	Age	Position
Richard A. Montoni*	66	Chief Executive Officer and Director
Bruce L. Caswell	52	President
Richard J. Nadeau	63	Chief Financial Officer and Treasurer
Mark S. Andrekovich	56	Chief of Human Capital and President Tax and Employer Services
David R. Francis	56	General Counsel and Secretary
____________

*
Mr. Montoni will step down as Chief Executive Officer of the Company effective April 1, 2018. Mr. Caswell has been appointed by the board of directors as Mr. Montoni's successor in the role of Chief Executive Officer effective April 1, 2018. At that time, Mr. Montoni will remain an employee of the Company serving as Senior Advisor to the Chief Executive Officer. However, Mr. Montoni will no longer be an executive officer as of April 1, 2018.

The following information sets forth biographical information for all executive officers for the past five years. Such information with respect to Richard A. Montoni, the Company’s Chief Executive Officer, and Bruce L. Caswell, the Company's President, is set forth above in the “Proposal 1 - Election of Directors” section.

Richard J. Nadeau joined MAXIMUS in June 2014 as Chief Financial Officer and Treasurer. From 2009 to 2014 he served as Executive Vice President and Chief Financial Officer of SRA International, Inc. Previously he served as Chief Financial Officer for Sunrise Senior Living, Inc., The Mills Corporation and Colt Defense LLC. Before that Mr. Nadeau was a partner at KPMG LLP and at Arthur Andersen LLP.

Mark S. Andrekovich has served as our Chief of Human Capital since 2005. Since September 2008, he has also served as the President of our Tax and Employer Services Operating Division. He has more than 25 years of comprehensive human resources experience with multi-national companies such as General Electric, Nordson Corporation and Cytec Industries.

David R. Francis has served as our General Counsel and Secretary since 1998. He has over 30 years of legal experience having previously served in both law firm and in-house attorney positions.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with the Company’s management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended September 30, 2017 and this proxy statement.

Compensation Committee

Anne K. Altman
Russell A. Beliveau
John J. Haley
Paul R. Lederer
Peter B. Pond
Raymond B. Ruddy

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee shall not be deemed to be "Soliciting Material," is not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
Compensation Committee Interlocks and Insider Participation
All members of the Compensation Committee are independent outside directors. There are no compensation committee interlocks with other entities with respect to any member of the Compensation Committee.

2017 Financial and Operational Achievements

The Company achieved strong performance in fiscal year 2017 as measured by multiple important financial and operational metrics, including:

•	The Company’s revenues, earnings per share, cash flow from operations and free cash flow, as reported in the Company's Form 10-K for fiscal year 2017, were all at record levels.

•	Over the three-year period ended September 30, 2017, the compound annual growth rate ("CAGR") of the Company's revenues was 12.95%, and the CAGR of Adjusted EBITDA[1] was 11.18%.

•
The Company won key rebids such as California Health Care Options as well as enrollment broker projects in Texas and Michigan. In addition, clients exercised options to continue existing projects such as the Health Assessment Advisory Service contract in the U.K.

•	The Company also continued to grow its independent health appeals and assessment business with new contract awards as well as the acquisition of Revitalised Ltd.

1"Adjusted EBITDA" is a non-GAAP term. A description of how we calculate Adjusted EBITDA, as well as a summary of our use of non-GAAP numbers, may be found within Item 7 of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on November 20, 2017.

Compensation Discussion and Analysis

In this section, we discuss and analyze our executive compensation program and how we compensated our named executive officers, identified below, in fiscal year 2017. The individuals listed below include our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers based on total compensation.

Name	Position
Richard A. Montoni	Chief Executive Officer and Director
Bruce L. Caswell*	President
Richard J. Nadeau	Chief Financial Officer and Treasurer
Mark S. Andrekovich	Chief of Human Capital and President Tax and Employer Services
David R. Francis	General Counsel and Secretary
____________

*
Mr. Caswell has been appointed by the board of directors as Mr. Montoni’s replacement in the role of Chief Executive Officer, effective April 1, 2018. For additional information regarding Mr. Caswell’s transition to and Mr. Montoni’s transition from the role of Chief Executive Officer, please see the narrative disclosure following the Summary Compensation Table contained under the heading “CEO Transition.”

General

The Compensation Committee of our board of directors reviews and establishes the compensation of our executive officers, including the named executive officers, and provides oversight of our compensation programs. The Compensation Committee consists entirely of non-employee, independent members of our board of directors and operates under a written charter approved by the board of directors.

During 2017, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) to assist it in carrying out its responsibilities with respect to executive compensation. In connection with that engagement, the Compensation Committee evaluated the independence of Pay Governance and determined that Pay Governance was an independent advisor.

Pay Governance was asked to review market conditions and peer company practices and to evaluate the Company’s executive compensation programs against them. Pay Governance performed market analyses of peer group companies and the general market for executive talent, and advised the Compensation Committee as to peer company and best practices regarding incentive opportunities for executive compensation.

Information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is included under the caption “Corporate Governance and the Board of Directors - Committees of the Board - Compensation Committee.”

Objectives of Our Compensation Program

The primary objectives of our executive compensation program are to:

•	align executive pay with shareholders’ interests;

•	recognize individual initiative and achievements;

•	attract and retain highly skilled executive officers; and

•	unite the executive management team under common objectives.

Executive Compensation Principles

The Company’s primary focus is on longer-term earnings growth. Accordingly, we endeavor to align our compensation with building shareholder value and to reward our executives for making sound long-term decisions. The Compensation Committee monitors the relationship of pay realized over the past three years relative to the Company's performance to ensure our program provides the desired alignment. To that end, the Compensation Committee annually reviews with the independent consultant, Pay Governance, the relationship of the realizable pay of the Chief Executive Officer to the total return to the Company’s shareholders.

Our executive compensation program consists of base salaries, performance-based cash incentive payments in the form of annual bonuses and long-term equity incentives. We believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive officer is personally responsible and accountable and other strategic objectives that will grow long-term shareholder value. Under our program, performance above targeted standards results in increased total compensation, and performance below targeted standards results in decreased total compensation.

Our long-term equity incentives generally are awarded in the form of restricted stock units (“RSUs”) and are granted in consideration of Company and individual performance during the prior fiscal year and vest over a five-year period. Before 2007 long-term equity incentives also included stock options. The Company presently intends to make future equity awards in the form of RSUs.

These components of executive compensation are used together to achieve an appropriate balance between cash and equity compensation and between short-term and long-term incentives. A significant portion of each executive officer’s total compensation is at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, 85% of the target compensation of the Chief Executive Officer and at least 67% of the target compensation of the other executive officers is variable, at-risk compensation.

How Executive Pay Levels are Determined

The Compensation Committee regularly reviews our executive compensation program and its elements. All decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full board of directors.

The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and considers those results as one element in connection with the discharge of its responsibilities. A substantial majority of our voting shareholders (88%) approved the compensation program described in our proxy statement for the 2017 Annual Meeting of Shareholders. Based on the demonstrated effectiveness and the significant shareholder support of our current compensation program, no changes to the overall structure of the program were made as a direct result of such shareholder vote. It is currently expected that we will hold annual say-on-pay votes until the next time the frequency of such votes is put before our shareholders.

The Company’s Chief Executive Officer, the General Counsel/Secretary, the Chief of Human Capital and a representative from Pay Governance regularly attend Compensation Committee meetings. They are primarily responsible for providing analysis and recommendations to the Compensation Committee, but they do not participate in Compensation Committee decisions regarding their own compensation.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	our financial and operating performance, measured by attainment of specific objectives including a variety of organizational financial and non-financial measures;

•
the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•	internal pay equity considerations; and

•	comparative industry market data to assess compensation competitiveness.

With respect to comparative industry data, the Compensation Committee reviews executive compensation (including the mix of base salary, bonus and equity compensation elements) and evaluates compensation structures of comparable companies with assistance from its consultant, Pay Governance. That group consists of public companies in the same or similar business lines as MAXIMUS as well as competitors for executive talent. For these purposes, the Compensation Committee reviewed compensation practices for the following comparable companies:

Booz Allen Holding Corp.	ICF International
CACI International	Leidos Holdings
DST Systems	ManTech International
Gartner	Science Applications International Corp.
Harris Corp.	Unisys Corp.

The comparator group was unchanged from the prior year.

The Compensation Committee periodically reviews a compensation analysis of the Chief Executive Officer and other named executive officers that is prepared by Pay Governance. The most recent study was conducted in August 2017. The study included the comparator group companies identified above and was supplemented with broader general industry survey data reflecting MAXIMUS’ revenues, market capitalization and number of employees. In years that a full study is not conducted, the Compensation Committee considers the average market increase for executive talent as provided by Pay Governance. The study reflects that our market for executive talent is broader than just the government business process outsourcing sector and includes base pay, cash bonus, long-term equity and total compensation data. The survey reflected a large cross section of over 1,000 general industry companies and provided the Compensation Committee with a broad industry comparison. The identity of the specific companies comprising the general industry survey is not disclosed to, or considered by, the Compensation Committee in its decision-making process.

In order to attract talent and offer market-competitive compensation, MAXIMUS has established the total target compensation levels for its executives taking into consideration peer company and general industry compensation data, including the level of compensation and the mix of base salary, bonus and long-term equity elements. In practice, total target compensation for the named executive officers at MAXIMUS approximates the 50th percentile of those comparator groups. However, MAXIMUS has not established formal benchmarking targets or objectives for total compensation or the individual elements thereof, and actual compensation may vary significantly from that of the companies in the comparator group due to Company and individual performance.

Components of Executive Compensation

The three primary elements of our compensation program in 2017 were: (1) base annual salary, (2) short-term incentive compensation under our Management Bonus Plan (“MBP”), and (3) long-term incentives through equity-based awards under our 2017 Equity Incentive Plan. Each of the three principal components of executive compensation is designed to reward performance and provide incentives to executive officers consistent with our overall objectives and principles of executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2017 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion. In addition, we provide certain retirement benefits through our 401(k) savings plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance.

Base Salary

Our base salary philosophy is to provide reasonable income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance.

The Compensation Committee approves the salaries for the executive officers on an annual basis. In establishing the salaries, the Compensation Committee balances the need to offer competitive salaries that will limit turnover with the need to maintain careful control of salary and benefit expenses.

Individual salaries for executive officers (except for the salary of the Chief Executive Officer) are recommended by the Chief Executive Officer to the Compensation Committee based on his subjective assessment in each case of the nature of the position, as well as the contribution, performance and experience of the executive officer.

In making salary determinations for 2017, the Compensation Committee evaluated the financial and strategic contributions of the executive officers based on overall Company financial performance, business unit financial performance, achievements in implementing our long-term strategy, and the recommendations of the Chief Executive Officer. As noted above, the Company has not established a formal benchmarking target versus peer companies when determining base salaries. The Compensation Committee gives meaningful consideration to the recommendations of the Chief Executive Officer, but the final decisions regarding executive salaries are made by the Compensation Committee. The Chief Executive Officer does not make any recommendations to the Compensation Committee or its independent consultant regarding his own compensation. The Chief Executive Officer’s compensation is determined by the Compensation Committee with the assistance and advice of the outside consultant.

Mr. Montoni is compensated pursuant to an employment agreement, which is described under “Supplemental Discussion of Compensation” below. He is eligible for base salary increases as the Compensation Committee may determine. In making this determination for 2017, the Compensation Committee evaluated Mr. Montoni’s performance based on our financial performance, achievements in implementing our long-term strategy, and the personal observations of the Chief Executive Officer’s performance by the members of the board of directors. As with the executive officers generally, the Compensation Committee also considered the data provided by Pay Governance. No particular weight was given to any particular aspect of the performance of the Chief Executive Officer. As described below, Mr. Caswell is also compensated pursuant to an employment agreement.

Changes to base salaries are typically effective as of January 1 of each year. Except for Mr. Caswell, who has received annual salary increases commensurate with his increased scope of responsibility prior to 2017, the other named executive officers had not received increases to their base salaries since 2014. The increases shown below for 2017 reflect the Compensation Committee's assessment of individual performance over previous years and competitive market data provided by Pay Governance.

Name and Position	2017 Annual Salary	2016 Annual Salary
Richard A. Montoni Chief Executive Officer	$750,000	$725,000
Bruce L. Caswell President	$620,000	$600,000
Richard J. Nadeau Chief Financial Officer	$450,000	$425,000
Mark S. Andrekovich Chief of Human Capital and President Tax and Employer Services	$405,000	$395,000
David R. Francis General Counsel	$385,000	$375,000

Annual Cash Incentives

Annual cash incentive awards, under the Company’s MBP, provide an opportunity for employees and executives to earn additional cash compensation for business and individual performance. In addition to the named executive officers, approximately 875 employees are participants in the MBP. The amount of each individual’s target MBP award has been set as a percentage of base pay. Actual awards may vary above or below the target based on achievement of Company, business unit and individual performance goals as well as the scope of the individual’s responsibility and the market for executives with similar skills and background. As noted below, the MBP is not funded beyond a minimum amount unless the Company achieves its threshold performance goal for the fiscal year. Therefore, the Company’s achievement of the threshold MBP performance metric is essentially a pre-condition and the primary driver for the funding of the bonus pool above the minimum amount. We believe this structure is effective in placing the overall goals of the Company ahead of the particular goals of any particular segment, functional area or executive officer. For MAXIMUS, this structure best aligns management incentives with shareholder interests. The Compensation Committee established the percentages with consideration of survey information provided by Pay Governance, and they are intended to link a substantial portion of an executive’s compensation to the overall performance of the Company. The Company has not established a formal benchmarking target versus peer companies when setting MBP award targets.

The actual Company-wide bonus pool is determined by the Company achieving specific levels of “Distributable Income” performance at threshold, target and superior levels. For these purposes, Distributable Income is our income before income taxes (as reported in the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017) adjusted to eliminate the effects of currency fluctuations from budget, mergers and acquisitions, discontinued operations and legal settlements or recoveries. Distributable Income performance above the superior level results in additional bonus pool funding. The Distributable Income goals are set by the board of directors at the beginning of the fiscal year and are aligned with shareholder EPS expectations. At the end of the fiscal year, the Compensation Committee evaluates the Company’s Distributable Income and approves the final amount of the Company’s bonus pool.

For 2017, the Compensation Committee committed to an annual minimum funding of the overall Company bonus pool of $10 million. Any distributions from that pool to the named executive officers, however, were dependent on the Company’s achievement of the Section 162(m) goals (described below). The bonus pool is not funded beyond that minimum amount unless the Company achieves its threshold Distributable Income goal for the fiscal year.

If the Company achieves the threshold or greater level of Distributable Income, the Compensation Committee retains discretion to increase or decrease the bonus pool by the greater of $10 million or 25% of the earned bonus pool. If the threshold level is not met, the Compensation Committee funds a minimum bonus pool of

$10 million to recognize individuals or groups of individuals who made exceptional contributions to the Company and to encourage retention of employees and executives. If the superior level of performance is exceeded, the bonus pool increases proportionately. In 2017, the Company exceeded the target performance level and achieved record revenue and earnings.

For fiscal year 2017, the Distributable Income goals were as follows:

Level	FY17 Distributable Income
Threshold	$309,000,000
Target	$334,000,000
Superior	$360,000,000

The Company achieved Distributable Income of $341,984,000 for fiscal year 2017, which reflected performance at 102% of the target level. Once the 2017 bonus pool was determined, individual awards were based on a combination of corporate, business unit and individual accomplishments. The starting point for an executive officer’s cash incentive is the individual target percentage as described below, and individual awards generally range from 50% (at threshold) to 150% (at superior) of such target amounts depending on the achievement of Distributable Income. However, no amount of bonus is guaranteed, and the final amount may be higher or lower than the stated percentage or that range based on the Compensation Committee’s assessment.

At the beginning of fiscal year 2017, each executive officer’s individual goals were established, communicated and approved by the Chief Executive Officer in the case of Messrs. Andrekovich, Francis, Caswell and Nadeau and by the Chairman of the Board and the Chair of the Compensation Committee in the case of Mr. Montoni. At the conclusion of the fiscal year, each executive participated in an evaluation with the Chief Executive Officer (or the Chairman of the Board and the Chair of the Compensation Committee in the case of Mr. Montoni). The goals were assessed as “met expectations,” “above expectations” or “below expectations.” In addition, the evaluation considered personal competencies and behavioral elements including leadership skills, subject matter expertise, teamwork, development of subordinates and integrity. In the case of the executives other than the Chief Executive Officer, a summary of the executive evaluations was presented to the Compensation Committee together with the Chief Executive Officer’s recommendations for their annual cash incentive awards. The Chairman of the Board and the Chair of the Compensation Committee presented their evaluation of the Chief Executive Officer to the Compensation Committee. The Chief Executive Officer did not make a recommendation for his own cash incentive award.

In determining individual cash incentive awards, the Company did not employ a formulaic approach or assign a numerical weighting to the goals of the named executive officers. The awards to the Chief Executive Officer, the President and the Chief Financial Officer were closely linked to the overall performance of the Company (both as to the Company's EPS and other Company objectives) because their responsibility spans the entire organization. The awards to the other executive officers were similarly tied to the overall performance of the organization as well as their areas of responsibility - namely the Legal function in the case of Mr. Francis and both the Human Capital function and the Tax Credit and Employer Services (“TCES”) division in the case of Mr. Andrekovich. The Compensation Committee used its judgment in considering both objective and subjective factors and considered the overall performance of the executives and their business units or functional areas.

The Compensation Committee also considered factors such as the executive’s development and advancement potential, as well as the risk that another company might attempt to induce the executive to leave MAXIMUS for another opportunity. Ultimately, the final cash incentive awards were based on the Compensation Committee’s overall evaluation and assessment of the various factors and inputs described above. The Compensation Committee subjectively weighed the various factors and applied its best judgment to compensate the executive officers for their accomplishments as well as to incentivize desired behaviors and outcomes in the future. Other than the Distributable Income goal, which was essentially a pre-condition for funding the bonus pool beyond the minimum level described above, no single goal was material to a determination of the final cash incentive awards to the executives. The amounts of the 2017 individual cash incentive awards reflect the Company’s achievement of Distributable Income above the target level, the Company’s strong overall performance as discussed above under the heading “2017 Financial and Operational Achievements,” immediately before this Compensation Discussion and Analysis and the achievement of the goals described below.

Mr. Montoni

Mr. Montoni’s target incentive payment percentage has been set at 150% of his base salary. For 2017 his personal goals consisted of: EPS, organic revenue growth2, operating profit margin, quarterly days sales outstanding (“DSOs”)3, Distributable Income at the target level, winning contract rebids and option renewals, strategic merger and acquisition efforts, client satisfaction results, new business awards, execution of the Company's digital strategy initiatives, the advancement of the Company’s cyber security and data protection capabilities and certain other financial objectives. In determining Mr. Montoni's earned award, the Compensation Committee acknowledged his leadership and significant contributions to the Company’s success in delivering record revenues, earnings per share and cash flow from operations, winning key rebids and contract option renewals and developing new platforms for future growth including the appeals and assessments business, the strategically-important acquisition of Revitalised in 2017 and important digital initiatives.

The Compensation Committee also recognized Mr. Montoni's success in implementing organizational and development actions and succession planning that will enable long-term growth. In that regard, as the Company recently announced, Mr. Montoni will be transitioning out of the Chief Executive Officer role as of April 1, 2018 and will be succeeded in that position by Mr. Caswell. Mr. Montoni is expected to remain on the board of directors (if re-elected) and will serve as Senior Advisor to the CEO. The Compensation Committee believes that Mr. Montoni has been instrumental to the professional development of Mr. Caswell and the smooth transition of leadership. For the foregoing reasons and in light of Mr. Montoni's contributions to the Company’s record achievements in 2017 and Distributable Income performance above the target level, Mr. Montoni earned a $5,200,000 incentive award. Of that amount, $2,200,000 reflected the cash bonus Mr. Montoni earned for fiscal year 2017, which was 196% of his target amount, and $3,000,000 was awarded in cash in lieu of RSUs that were earned based on fiscal 2017 performance and would have been granted to him in the form of RSUs in November 2017 and reported as an equity award in the Summary Compensation Table in next year's Proxy Statement. In light of Mr. Montoni's upcoming transition from Chief Executive Officer to Senior Advisor to the CEO, the Committee determined that his full 2017 incentive should be paid in cash; Mr. Montoni will no longer be eligible for RSU awards under his amended employment agreement. Please see Supplemental Discussion of Compensation below for further details of Mr. Montoni's amended employment agreement.

Mr. Caswell

Mr. Caswell’s target incentive payment percentage has been set at 85% of his base salary. For 2017 his personal goals consisted of: operating income, organic revenue growth, operating profit margin, quarterly DSOs, Distributable Income at the target level, winning contract rebids and option renewals, client satisfaction results, new business awards, the successful launch of new projects, the avoidance of major project problems, the improvement of projects with performance issues and certain other financial metrics. The Compensation Committee recognized the record revenue and earnings results of the Company and acknowledged the
2 "Organic revenue growth" is a non-GAAP term. A description of how we calculate organic revenue growth, as well as a summary of our use of non-GAAP numbers, may be found within Item 7 of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on November 20, 2017.
3 "Quarterly DSOs" are defined in Item 7 of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on November 20, 2017.

Company’s improved infrastructure, technology and cyber security to better serve clients resulting in high client service ratings, the successful operations of existing and new projects, and the implementation of key succession and organization actions.  For the foregoing reasons and in light of the Company’s Distributable Income performance above the target level, Mr. Caswell earned a $850,000 incentive award, which was 161% of his target amount.

Mr. Nadeau

Mr. Nadeau’s target incentive payment percentage has been set at 75% of his base salary. For 2017 his personal goals consisted of: achieving EPS targets, organic revenue growth, operating profit margin, quarterly DSOs, Distributable Income at the target level, winning contract rebids and option renewals, managing strategic merger and acquisition activities, supporting the further development of the internal audit function and risk management processes, improving the accounting systems and processes, launching of new projects successfully, avoiding significant project problems, helping to improve projects with performance challenges and certain other financial metrics. The Compensation Committee acknowledged Mr. Nadeau’s leadership and significant contributions to the Company’s success in delivering record revenue and earnings results, managing the Company’s risk profile and implementing succession planning and organizational development actions that will enable long-term growth. For the foregoing reasons and in light of the Company’s Distributable Income performance above the target level, Mr. Nadeau earned an incentive award of $775,000, which was 230% of his target amount.

Mr. Andrekovich

Mr. Andrekovich’s target incentive payment percentage has been set at 60% of his base salary. For 2017 his personal goals consisted of elements pertaining to both the Global Human Capital function and the Tax Credit and Employer Services (“TCES”) business unit and included supporting the delivery of EPS results of the Company, delivering Human Capital initiatives to improve operating profit margin, supporting talent acquisition and improving management capabilities across the organization, managing a lower cost infrastructure to enable the business to win contract rebids and option renewals, avoiding major project problems and helping to improve projects with performance challenges. The Compensation Committee acknowledged Mr. Andrekovich’s leadership and significant contributions to the Company’s success in delivering record earnings results, maintaining a competitive infrastructure, and implementing succession planning and organizational development actions that will enable long term growth. In addition to the Global Human Capital achievements, his TCES goals included operating income, new business sales and certain other financial metrics. For the foregoing reasons and in light of the Company’s Distributable Income performance above the target level, Mr. Andrekovich earned a $372,000 incentive award which was 153% of his target amount.

Mr. Francis

Mr. Francis’ target incentive payment percentage has been set at 60% of his base salary. For 2017 his personal goals consisted of supporting the delivery of EPS, successfully resolving legal issues, managing external legal costs, maintaining the Company’s high standards of corporate governance, supporting merger and acquisition activities and developing the high-potential employees in the legal, contracts and privacy functions. The Compensation Committee acknowledged Mr. Francis’ leadership and significant contributions to the Company’s success in helping to deliver record earnings results, resolving certain legal matters, managing external legal costs, managing the Company's intellectual property portfolio and supporting strategic initiatives including mergers and acquisitions. For the foregoing reasons and in light of the Company’s Distributable Income performance above the target level, Mr. Francis earned an incentive award of $355,000, which was154% of his target amount.

Bonuses paid to our executive officers for fiscal year 2017 were intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Code”). At the beginning of the fiscal year, the independent members of the Compensation Committee established and communicated maximum potential bonuses for the named executive officers based on a percentage of the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted to eliminate the effects of the following items: share repurchases, legal settlements and recoveries (including insurance recoveries), discontinued operations gains or losses (including tail liabilities from certain discontinued operations), foreign currency fluctuations and the effects of mergers or acquisitions. The final bonus awards to the named executive officers are dependent on (i) the achievement of the Code Section 162(m) performance goals, (ii) the goals of the officer’s business unit or functional area and (iii) the individual goals, and reflect the contributions and accomplishments of the officer relative to his responsibilities.

The total annual cash incentives awarded to the named executive officers for fiscal year 2017 under the MBP were as follows, as compared to the annual cash incentives awarded for fiscal year 2016:

Name	2017	2016
Richard A. Montoni Chief Executive Officer	$2,200,000(1)	$2,000,000
Bruce L. Caswell President	$850,000	$850,000
Richard J. Nadeau Chief Financial Officer	$775,000	$775,000
Mark S. Andrekovich Chief of Human Capital and President Tax and Employer Services	$372,000	$300,000
David R. Francis General Counsel	$355,000	$275,000
____________

(1)
Of Mr. Montoni's overall cash incentive amount for 2017, $2,200,000 reflected the cash incentive he earned for fiscal year 2017 under the MBP, and $3,000,000 was the amount awarded in cash in lieu of RSUs that were earned based on fiscal 2017 performance and would otherwise have been granted to him in November 2017 and reported as an equity award in the Summary Compensation Table in next year's Proxy Statement. In connection with Mr. Montoni's transition from Chief Executive Officer to Senior Advisor to the CEO, Mr. Montoni will no longer be eligible for RSU awards under his amended employment agreement. Please see Supplemental Discussion of Compensation below for further details of Mr. Montoni's amended employment agreement.

Long-Term Equity Incentives

The Compensation Committee provides equity incentives to executive officers through long-term awards. Long-term equity incentives are made to executive officers in the form of RSUs, which are granted on the basis of performance during the prior fiscal year and vest over a five-year period. These awards provide executive officers with an opportunity to accumulate our common stock in order to align their long-term interests with those of our shareholders. The goal of the Compensation Committee in granting equity incentives is to directly link an executive’s compensation opportunities with shareholder value creation. The Compensation Committee believes the current long-term equity structure has been effective in delivering superior company performance for shareholders while also achieving its reward and retention objectives.

The determination of long-term equity incentive award amounts is performance-based, with consideration given to both Company and individual performance for the prior fiscal year. The Compensation Committee also considers retention needs and increases or decreases in an executive’s job responsibilities. The Company has not established a formal benchmarking target versus peer companies when determining long-term equity awards. For Mr. Montoni the target level is 425% of base salary, for Mr. Caswell the target level is 300% of base salary, for Mr. Nadeau the target level is 250% of base salary and for Mr. Andrekovich and Mr. Francis the target level is 150% of base salary. Target award levels are based on an individual’s base salary for the year just ended and are designed to link a significant portion of an executive’s overall compensation to the long-term performance of the Company. Long-term equity awards are generally made in October or November and are intended to be compensation for the executive’s service for the prior fiscal year.

The Compensation Committee also employs multi-year vesting of equity incentive awards for retention purposes with RSUs vesting in equal installments over a five-year period. The Compensation Committee believes that multi-year vesting focuses executive officers on consistent long-term growth of shareholder value and encourages retention.

In November 2016, the named executive officers received long-term equity awards in the form of RSUs as described below. The awards reflect the Compensation Committee’s subjective assessment of Company and individual performance during fiscal year 2016 as well as the scope of each individual’s responsibilities, retention considerations and the market for executives with similar skills and experience. Overall, the Company achieved a record level of revenues and earnings per share in fiscal year 2016. Individual performance considerations are noted below.

Name	Long-Term Equity Award	Award as Percentage of Target	Individual Performance Considerations
Richard A. Montoni	$3,500,000	114%
The Compensation Committee acknowledged Mr. Montoni’s leadership and significant contributions to the Company’s success in:
•    delivering record revenue and earnings results
•
winning key rebids and contract option renewals
•
continued progress on the Company's digital strategy
•
implementing succession planning and organizational development actions to enable long term growth, including the development of internal candidates for expanded roles in the future.

Bruce L. Caswell	$2,200,000	122%
The Compensation Committee acknowledged Mr. Caswell’s significant contributions to:
•    the record revenue and earnings results of the Company
•
the Company’s improvements in infrastructure, technology and cyber security to better serve clients resulting in high client service ratings
•
managing the risk profile of the Company’s portfolio of projects and operations
•
successfully operating key new and ongoing projects
•
succession planning and organizational development.

Richard J. Nadeau	$1,210,000	114%
The Compensation Committee acknowledged Mr. Nadeau's significant contributions to:
•    supporting the delivery of record revenue and EPS
•    helping secure contract renewals and key rebids
•    assisting the President with managing the risk profile of the Company
•    succession planning and organizational development for the finance function
•
developing finance and accounting talent and succession planning.

Mark S. Andrekovich	$750,000	127%
The Compensation Committee acknowledged Mr. Andrekovich’s significant contributions to:
•    the Company’s record earnings results, including enhancements to HR infrastructure
•    leadership in executive succession planning and organizational development actions that will enable our long-term growth
•    achievement of Tax Credit and Employer Services Division financial results.

David R. Francis	$750,000	133%
The Compensation Committee acknowledged Mr. Francis' significant contributions to:
•    supporting the delivery of record revenue EPS by managing legal matters and external legal costs
•    supporting the business review process in identifying and mitigating legal risks
•    successfully resolving legal matters and maintaining high standards of corporate governance.

Executive Equity Ownership Requirements

Executive officers are required to hold a certain dollar value of equity in the Company. The Chief Executive Officer is required to hold equity equal to 600% of his base salary, and the other executive officers are required to hold equity equal to 150% of their base salaries. For these purposes, “equity” consists of shares owned directly by the officer, the “in-the-money” value of vested stock options and any shares that would have been distributed to the officer but for the officer’s election to defer receipt of the shares for tax purposes. All named executive officers met the ownership requirement as of the end of fiscal year 2017.

Anti-Hedging Policy

The Company’s Insider Trading Policy prohibits directors, officers and employees from selling short or otherwise engaging in hedging or offsetting transactions involving MAXIMUS securities, including the trading of those securities on margin.

Compensation Recovery (Clawback) Policy

The Company adopted a Compensation Recovery Policy effective December 13, 2017. Under the Compensation Recovery Policy, the board of directors may, consistent with applicable law, cancel or require reimbursement of any incentive compensation (which includes bonuses, other short-term and long-term non-equity incentive compensation and equity-based incentive compensation) received by an executive officer, if and to the extent that (i) the amount of the bonus or other incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the individual engaged in intentional misconduct that caused or partially caused the need for the restatement and (iii) the amount of the bonus or other incentive compensation that would have been awarded to the individual had the financial results been properly reported would have been lower than the amount actually awarded. In such cases, the Company may recover from the executive officer the amount by which the actual incentive payment or equity award for the relevant period exceeded the amount that the executive officer would have received based on the restated results. The Compensation Recovery Policy is posted on the Company's website under “Investor Relations - Corporate Governance.”

The Company will comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC’s rules are finalized. Those rules would require the Company, in the event of a restatement, to recover from current and former executives any incentive-based compensation, for the three years preceding the restatement, that would not have been awarded under the restated financial statement. The Compensation Committee shall periodically review the Company’s Compensation Recovery Policy and will propose appropriate amendments to the full board of directors once it has had the benefit of reviewing the SEC’s final rules for the legislation.

Retirement, Deferred Compensation and Pension Plans

We provide additional compensation to our executive officers through various plans which are also available to some or all of our employees. These plans are described below.

401(k) Savings Plan

Under our MAXIMUS, Inc. 401(k) Savings Plan, a tax-qualified retirement savings plan, participating employees, including our named executive officers, may contribute up to 75% of eligible earnings on a before-tax basis, up to a limit of $18,000 for 2017, into their 401(k) Plan accounts. In addition, under the 401(k) Plan, the Company matches an amount equal to fifty cents for each dollar contributed by participating employees on the first 5% of their eligible earnings up to a maximum of $6,750.

For purposes of voluntary contributions, no more than $270,000 of annual compensation (for 2017, and as adjusted by the IRS for future years) could be taken into account in computing benefits under the 401(k)

Plan. Participants who reached age 50 before year end could also contribute, on a before-tax basis and without regard to the $18,000 limit, catch-up contributions of up to $6,000 for 2017 which are not eligible for the employer match.

We maintain the 401(k) Plan for our employees, including our named executive officers, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The 401(k) Plan permits employees to make such savings in a manner that is relatively tax efficient.

Deferred Compensation Plan

MAXIMUS also maintains a non-tax-qualified deferred compensation plan that allows participants to save for the future on a tax-deferred basis. The plan is generally available to highly-compensated employees who may desire to save more than permitted under the Company’s 401(k) plan. See the Supplemental Discussion of the Deferred Compensation Plan below.

Severance Payments

The Company has severance guidelines for executive officers that apply in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change in control of the Company). The purpose of the guidelines is to have uniform standards that minimize the need for separately-negotiated arrangements and to provide for reasonable consideration in the event of an executive’s termination in exchange for a release of all claims against the Company.

The Company also maintains an income continuity program for executive officers that provides for severance payments and certain other benefits in the event of a change in control of the Company. The objective of that plan is to assure the Company that it will have the continued services and support of the executives notwithstanding the possibility, threat or occurrence of a change in control. The income continuity program uses a “double trigger.” That is, cash-based payments to a participant under the plan are based on both a change in control of the Company as well as a termination of the participant’s employment. See the Supplemental Discussion of Potential Payments upon Termination or Change in Control below.

Risk Assessment of Compensation Programs

The Compensation Committee has reviewed with the independent consultant the compensation and benefit programs for the Company’s executive officers and the potential effects of those programs on individual and group behavior and on the risk profile of the Company. The Compensation Committee has determined that those programs do not create incentives with respect to individual or group behavior that are likely to have a material adverse effect upon the Company’s risk profile or approach to risk management.

Additionally, the Company’s non-executive officer and management compensation policies and practices do not excessively incentivize or create a need for inappropriate risk-taking by its employees and therefore, it is not reasonably likely that current compensation policies and practices would have a material adverse effect on the Company.

Tax Considerations

Code Section 162(m) places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to our Chief Executive Officer and other highly compensated named executive officers. While the Company generally considers the deductibility of its bonus and equity awards in structuring its executive compensation program, the Compensation Committee also looks at other factors as noted above. To maintain flexibility in compensating executive officers while promoting Company goals, the Compensation Committee has not adopted a policy requirement that all compensation to be deductible.

The Company’s executive compensation program was designed in a manner intended to allow elements thereof to satisfy the “performance-based compensation” exception to the Code Section 162(m) limit on deductibility. The Compensation Committee approved using adjusted EBITDA as the appropriate standard for purposes of establishing the Section 162(m) bonus pools for fiscal year 2017 awards under the MBP. However, the Code Section 162(m) exception to the deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Because of ambiguities and uncertainties as to the application and interpretation of Code Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Code Section 162(m)’s exception to the deduction limit for performance-based compensation, no assurance can be given that compensation intended to satisfy the requirements for exception from the Code Section 162(m) deduction limit will, in fact, satisfy the exception. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Code Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Annual Compensation of Executive Officers

Summary Compensation Table

In the tables and discussion below, we summarize the compensation earned during fiscal years 2015, 2016 and 2017 by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers, collectively referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Richard A. Montoni Chief Executive Officer	2017 2016 2015	743,750 725,000 725,000		3,500,000 3,000,000 3,500,000	5,200,000(4) 2,000,000 2,000,000	6,750 6,625 6,625	9,450,500 5,731,625 6,231,625
Bruce L. Caswell President	2017 2016 2015	615,000 575,000 487,500		2,200,000 2,000,000 1,400,000	850,000 850,000 750,000	8,075 6,625 6,625	3,673,075 3,431,625 2,644,125
Richard J. Nadeau Chief Financial Officer	2017 2016 2015	443,750 425,000 425,000		1,210,000 1,250,000 -	775,000 775,000 750,000	6,750 6,625 7,281	2,435,500 2,456,625 1,182,281
Mark S. Andrekovich Chief of Human Capital; President Tax and Employer Services	2017 2016 2015	402,500 395,000 395,000		750,000 750,000 500,000	372,000 300,000 270,000	7,152 6,955 6,625	1,531,652 1,451,955 1,171,625
David R. Francis General Counsel	2017 2016 2015	382,500 375,000 375,000		750,000 700,000 475,000	355,000 275,000 235,000	6,750 6,625 6,625	1,494,250 1,356,625 1,091,625
________________

(1)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards granted during the applicable year under our 2017 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if the awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the named executive officers.

(2)	The amounts in this column reflect annual cash incentive awards earned by our named executive officers.

(3)	The amounts in this column reflect the Company match for 401(k) and Deferred Compensation Plan contributions.

(4)
Of Mr. Montoni's overall cash incentive amount for 2017, $2,200,000 reflected the cash incentive he earned for fiscal year 2017 under the MBP, and $3,000,000 is the amount awarded in cash in lieu of RSUs that were earned based on fiscal 2017 performance and would otherwise have been granted to him in November 2017 and reported as an equity award in the Summary Compensation Table in next year's Proxy Statement. In connection with Mr. Montoni's transition from Chief Executive Officer to Senior Advisor to the CEO, Mr. Montoni will no longer be eligible for RSU awards under his amended employment agreement. Please see Supplemental Discussion of Compensation below for further details of Mr. Montoni's amended employment agreement.

Supplemental Discussion of Compensation

As described below, we have entered into employment agreements with Mr. Montoni and Mr. Caswell. We have not entered into employment agreements with any of the other named executive officers. All compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section.

Employment Agreement with Mr. Montoni
In 2006, we entered into an Executive Employment, Non-Compete and Confidentiality Agreement with Mr. Montoni in connection with his recruitment and appointment as our Chief Executive Officer and President. The employment agreement originally had a four-year term, provided that it could be terminated (i) upon the mutual written consent of the parties, (ii) in the event of Mr. Montoni’s death or inability to perform his duties for a continuous period of 120 days or more or (iii) by us for “cause,” as defined in the Company’s Income Continuity Program. The original agreement has been extended, and the current term continues until April 2018. Effective January 1, 2017, Mr. Montoni’s base salary was $750,000, and he was eligible to receive an annual cash bonus under our MBP based on his and the Company’s performance. Mr. Montoni’s target bonus was 150% of his base salary. His target equity award level was 425% of his base salary. The employment agreement subjects Mr. Montoni to confidentiality obligations, and contains certain customary non-compete restrictions on his present and future employment for a period of one year after his termination. Effective April 1, 2018, Mr. Montoni’s agreement will be amended and restated to reflect his role as Senior Advisor to Mr. Caswell, as described below
Employment Agreement with Mr. Caswell
Mr. Caswell’s agreement was effective as of October 1, 2004 and continued for a two-year term at which point it converted to a month-to-month term.  Mr. Caswell’s base salary effective January 1, 2017 was $620,000, and he is eligible to receive an annual cash bonus under our annual bonus program based on his and the Company’s performance. Mr. Caswell’s targeted bonus is 85% of his base salary. Mr. Caswell is also a participant in the Income Continuity Program and is entitled to participate in equity award or similar plans that currently exist, or that may be established by us from time to time. No severance amounts are owed if Mr. Caswell’s employment is terminated for cause. If Mr. Caswell’s employment is terminated without cause, or Mr. Caswell terminates his employment for good reason, he would be entitled to receive a lump-sum severance payment equal to six months’ base salary and the pro-rated portion of his current annual target bonus. The employment agreement also provides that Mr. Caswell will not compete with us during the term of his employment and for two years after its termination and that he will maintain our trade secrets in strict confidence. Effective April 1, 2018, Mr. Caswell’s existing agreement will be superseded by his new employment agreement described below.

CEO Transition

As previously reported in the Company’s Form 8-K filed on January 16, 2018, Mr. Montoni will step down as Chief Executive Officer of the Company effective April 1, 2018, and Mr. Caswell will become Chief Executive Officer at that time. The Company has entered into employment agreements with both Mr. Caswell and Mr. Montoni in connection with the transition, as summarized below.

The Company and Mr. Caswell entered into a new employment agreement (superseding his agreement described above) with respect to his appointment as Chief Executive Officer, to be effective April 1, 2018, the date on which Mr. Caswell will assume this role. The initial term of Mr. Caswell’s new employment agreement will be for three years and will automatically renew for successive one-year terms unless either party gives no less than three months’ prior notice of non-renewal. Under his new agreement, Mr. Caswell will receive an annual base salary of $700,000 and will continue to be eligible to receive an annual cash bonus under our Management Bonus Program, with a targeted bonus of 100% of his base salary. His targeted equity award level will be 375% of his base salary, and awards will continue to vest over their scheduled terms unless he is terminated for cause or resigns without good reason. If Mr. Caswell’s employment is terminated without cause, if Mr. Caswell terminates his employment for good reason, or if the Company elects not to renew the agreement, Mr. Caswell would be entitled to receive a lump-sum severance payment equal to the greater of his base salary for the remainder of the initial term (or renewal term), or two times the sum of (a) his base salary, plus (b) the lesser of his target bonus or the actual bonus paid to him in the year prior to the termination. In addition, Mr. Caswell would receive continued vesting of his equity awards in accordance with their terms and continuation of health and welfare benefits coverage for the greater of 12 months or the remainder of the term. If his employment terminates in connection with a change in control of the Company, Mr. Caswell would be entitled to benefits under the Company’s Income Continuity Program in lieu of the severance under his employment agreement. Mr. Caswell will be subject to confidentiality provisions and non-competition restrictions under the new agreement that will last until one year after the termination of his employment.

The Company and Mr. Montoni have entered into an Amended and Restated Employment, Non-Compete and Confidentiality Agreement ("Amended Agreement") to be effective April 1, 2018, the date on which Mr. Caswell will become Chief Executive Officer. As of that date, Mr. Montoni will remain an employee of the Company serving as Senior Advisor to Mr. Caswell, and the term of the Amended Agreement will be extended until September 30, 2019. Under the Amended Agreement, Mr. Montoni will receive an annual base salary of $1,000,000. During the term of the Amended Agreement, he will not be eligible for awards under the MBP or the 2017 Equity Incentive Plan, he will not be eligible to participate in the Company's Income Continuity Program and he will not be eligible for the severance benefits specified in the severance guidelines adopted by our Compensation Committee in 2006 described below. Any bonuses and other compensation will be at the sole discretion of the Compensation Committee. If Mr. Montoni’s employment is terminated without cause, or Mr. Montoni terminates his employment for good reason, prior to the expiration of the term of the Amended Agreement, Mr. Montoni will be entitled to receive the remaining base salary due him through the end of the term of the Amended Agreement. Equity awards previously granted to Mr. Montoni will continue to vest over their stated terms notwithstanding the expiration or termination of the Amended Agreement. The other terms of the Amended Agreement continue as described above.

Grants of Plan-Based Awards Table

The following table contains information concerning potential payouts under the MBP as well as actual grants of RSU awards to each of the named executive officers during the fiscal year ended September 30, 2017.

Grants of Plan-Based Awards in Fiscal Year 2017

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Equity Awards ($)(5)
		Threshold ($)(2)	Target ($)(3)	Superior ($)(4)
Richard A. Montoni	11/08/16	562,500	1,125,000	1,687,500	64,923	3,500,000
Bruce L. Caswell	11/08/16	263,500	527,000	790,500	40,809	2,200,000
Richard J. Nadeau	11/08/16	168,750	337,500	506,250	22,445	1,210,000
Mark S. Andrekovich	11/08/16	121,500	243,000	364,500	13,912	750,000
David R. Francis	11/08/16	115,500	231,000	346,500	13,912	750,000
________________

(1)
These amounts reflect the potential range of payouts for threshold to superior performance levels (there is no maximum amount that may be paid) under the 2017 MBP. Actual amounts paid for 2017 performance are set forth in the Summary Compensation Table.

(2)	Threshold has been established at 50% of the executive’s target bonus.

(3)	Each executive’s target bonus is set as a percent of base pay as follows: Mr. Montoni 150%; Mr. Caswell 85%; Mr. Nadeau 75%; Mr. Andrekovich 60% and Mr. Francis 60%.

(4)	Superior has been established at 150% of the executive’s target bonus; however, that amount does not constitute an upper limit and may be exceeded depending on Company and individual performance.

(5)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards awarded during the applicable year under our 2017 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures.

Supplemental Discussion of Awards

Dividends are not paid on stock options. Dividends are accrued on unvested RSUs in the form of additional RSUs. Those additional RSUs vest over the same period as the underlying awards on which they are paid. Once RSUs vest, they become shares of stock and are entitled to cash dividends and possess all other features of the Company’s common stock. Stock options vest in equal annual installments over a four-year period. RSU awards vest in equal installments over five years.

As noted above, Mr. Montoni and Mr. Caswell have employment agreements with the Company. The other named executive officers do not have employment agreements with the Company.

Outstanding Equity Awards at Fiscal Year-End Table

In the table below, we list information on the holdings of unexercised stock options and unvested stock awards as of September 30, 2017 for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2017

Name	Option Awards
	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Richard A. Montoni					13,361	(2)	861,785
					29,482	(3)	1,901,589
					35,260	(4)	2,274,270
					52,096	(5)	3,360,192

Bruce L. Caswell					4,310	(2)	277,995
					11,793	(3)	760,649
					23,507	(4)	1,516,202
					32,746	(5)	2,112,117

Richard J. Nadeau					3,548	(2)	228,846
					14,690	(4)	947,505
					18,011	(5)	1,161,710

Mark S. Andrekovich					2,154	(2)	138,933
					4,211	(3)	271,610
					8,814	(4)	568,503
					11,163	(5)	720,014

David R. Francis					2,154	(2)	138,933
					4,001	(3)	258,065
					8,226	(4)	530,577
					11,163	(5)	720,014
________________

(1)
The market value of the restricted stock is based on the $64.50 closing price of a share of our common stock, as reported on the NYSE on the last business day of our fiscal year ended September 30, 2017.

(2)	RSUs will vest on September 30, 2018, the fifth anniversary of the grant.

(3)	One-half of these RSUs will vest on each of September 30, 2018 and September 30, 2019, the fourth and fifth anniversaries, respectively, of the grant.

(4)	One-third of these RSUs will vest on each of September 30, 2018, September 30, 2019 and September 30, 2020, the third, fourth and fifth anniversaries, respectively, of the grant.

(5)
One-fourth of these RSUs will vest on each of September 30, 2018, September 30, 2019, September 30, 2020 and September 30, 2021, the second, third, fourth and fifth anniversaries, respectively, of the grant.

Option Exercises and Stock Vested Table

In the table below, we list information on the exercise of stock options and the vesting of stock awards during the year ended September 30, 2017 for each of the named executive officers.

Option Exercises and Stock Vested Fiscal Year 2017

	Option Exercises		Stock (RSU) Awards Vested
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard A. Montoni			69,221	4,464,755
Bruce L. Caswell	80,000	4,024,985	31,964	2,061,678
Richard J. Nadeau			12,950(3)	835,275
Mark S. Andrekovich			13,466	868,557
David R. Francis			12,993	838,049
________________

(1)
The value realized on exercise is calculated as the number of shares acquired on exercise multiplied by the difference between the exercise price of an exercised option and the closing price of the shares on the date of exercise.

(2)	The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the underlying shares on the vesting date.

(3)
Pursuant to the 2017 Equity Incentive Plan, Mr. Nadeau elected to defer settlement of 9,400 RSUs that vested on September 30, 2017. Those shares will be distributed in five equal annual installments beginning October 1, 2022. The shares underlying such RSUs and the value realized on vesting are reflected in this table.

Nonqualified Deferred Compensation Table

In the table below, we show the changes in the balance of the named executive officers’ nonqualified deferred compensation plans during the year ended September 30, 2017.

Nonqualified Deferred Compensation Fiscal Year 2017

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Richard A. Montoni	—	—	—	—	—
Bruce L. Caswell	273,917	—	438,330	—	2,864,493
Richard J. Nadeau	606,329 (2)	—	—	—	921,254 (3)
Mark S. Andrekovich	228,816	—	150,490	—	1,182,889
David R. Francis	—	—	—	—	—
________________

(1)	For Mr. Caswell and Mr. Andrekovich, the deferrals were made under the Deferred Compensation Plan. For Mr. Nadeau, the deferral was made under the 2017 Equity Incentive Plan.

(2)
Amount reflects the value of RSUs granted under the 2017 Equity Incentive Plan (and described in footnote 3 to the Option Exercises and Stock Vested Table above), that vested in 2017 which Mr. Nadeau elected to defer. The value was determined based on the number of RSUs vested and deferred multiplied by the market value of the underlying shares on the vesting date.

(3)
Amount reflects the aggregate value of the vested and deferred RSUs based on the $64.50 closing price of a share of our common stock on the last business day of our fiscal year ended September 30, 2017.

Supplemental Discussion of Deferred Compensation Plan

The MAXIMUS Deferred Compensation Plan is a non-tax-qualified, deferred compensation plan offered by the Company to certain highly-compensated employees including the named executive officers. A participant may elect to defer receipt of up to 80% of salary, 100% of bonus payments and any excess 401(k) Plan refunds. Participants may also defer receipt of all or a portion of their RSU awards under the 2017 Equity Incentive Plan. Participants choose from investment alternatives which are used to measure the gains or losses that will be attributed to the participant’s deferral account over time. RSU awards are maintained as stock units and distributed only in the form of shares of the Company’s stock. The plan includes a discretionary 50% match by the Company on the first 1% of employee salary deferrals. As required by IRS regulations, deferral elections are made in a year prior to the year in which the compensation is earned. Elections for the distribution of deferrals may be made during employment as an in-service withdrawal, in a lump sum or installments upon termination of employment, or as a lump sum payment in the event of a change in control of the Company. Distribution elections may be changed in accordance with IRS rules. The Company partially funds the plan through variable universal life insurance. Participants in the plan are general creditors of the Company for payment of their deferral accounts. The plan has been amended to comply with Section 409A of the Internal Revenue Code.

Potential Payments upon Termination

The Compensation Committee has adopted severance guidelines that would apply to executive officers in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change in control of the Company). The guidelines provide for the following benefits in exchange for a release by the executive of all claims against the Company:

•	a severance amount equal to one times (two times in the case of the CEO) an executive’s base salary plus the lesser of his/her target bonus or previous year’s actual bonus;

•	one year’s worth of executive-level outplacement services;

•	benefits continuation for one year;

•
unvested stock options and restricted stock units (RSUs) shall generally be forfeited; however, the Compensation Committee retains discretion to approve continued or accelerated vesting, with the expectation that such discretion shall be exercised rarely;

•	executives with written agreements or offer letters that address severance shall be entitled to whatever higher level of compensation and benefits might be set forth in those documents.

The cash payments, and continued RSU vesting in the case of Mr. Montoni, for each of the named executive officers, if his employment had been terminated at the end of fiscal year 2017 for reasons other than cause (and not in connection with a change in control of the Company), are reflected in the table below. Each amount reflects his 2017 salary and the lower of the target bonus or previous year’s actual bonus and includes an estimated amount for continued employee benefits and outplacement services, as described above.

Name	Cash-Based			Equity-Based	Total Pre-Tax Benefit ($)
	Cash Severance ($)	Misc. Benefits ($)(1)	Total Cash-Based ($)	Stock-Based Awards ($)
Richard A. Montoni(2)	3,750,000	65,000	3,815,000	8,397,836 (3)	12,212,836
Bruce L. Caswell	1,147,000	65,000	1,212,000	—	1,212,000
Richard J. Nadeau	787,500	65,000	852,500	—	852,500
Mark S. Andrekovich	648,000	65,000	713,000	—	713,000
David R. Francis	616,000	65,000	681,000	—	681,000
________________

(1)
The miscellaneous benefits amount includes an estimated $50,000 intended for outplacement services. It also includes 12 months worth of employee benefits which include medical, dental, life insurance, and disability benefits made available to an executive (and his or her eligible dependents) prior to termination.

(2)
Effective April 1, 2018, Mr. Montoni's entitlement to compensation upon termination of employment will be governed by his Amended Agreement as described above in Supplemental Discussion of Compensation.

(3)	Mr. Montoni’s employment agreement provides for the continued vesting of his RSUs over their remaining terms if his employment is terminated without cause.

Potential Payments upon Change in Control Involving Employment Termination

In 2006, the Compensation Committee also adopted an Income Continuity Program for our executive officers. The program provides each participant with compensation, benefits and rights if the following events occur:

•
we terminate the participant’s employment without “cause,” or a participant resigns for “good reason,” within 36 months following a “change in control” (as each of those terms is defined in the program); or

•
the participant’s employment is terminated one year prior to a change in control at the request of a party involved in such change in control, or otherwise in connection with or in anticipation of a change in control.

This program is a “double-trigger” program meaning that there must be both a change in control and a termination of a participant’s employment for any benefits based on salary, bonus or benefits to be payable under the program. (As described in the next section, RSUs for all employees vest upon a change in control.) The compensation, benefits and rights to which a participant would be entitled include the following items:

•
a lump sum cash payment equal to the sum of (i) any unpaid salary through the date of termination, (ii) any bonus earned but unpaid as of the date of termination for any previously completed year, (iii) reimbursement for any unreimbursed expenses incurred prior to the date of termination, and (iv) an amount equal to 200% (300% in the case of the Chief Executive Officer) of base salary and bonus (which is defined as the higher of the individual’s target bonus or the average of the actual bonuses paid over the previous three years);

•
the vesting of any unvested stock options, RSUs or similar equity incentives that are outstanding on the date of termination (to the extent that such awards have not vested in connection with a change in control; see the description of terms applicable to RSU awards in the next section below);

•	continued eligibility for employee benefits for a period of 24 months (36 months in the case of the Chief Executive Officer) following the date of termination; and

•	a lump sum, payable within ten days following the date of termination, equal to $50,000, which is intended for outplacement and financial planning services.

The program also provides for the continuation of indemnification and directors’ and officers’ liability insurance coverage as permitted by law and the potential reimbursement of the participant’s costs and expenses in connection with any legal proceedings relating to the program. The Company does not provide excise tax gross-ups.

The initial term of the program continued until December 31, 2009 with automatic one-year renewals commencing on December 31, 2009 and each December 31 thereafter, unless we notify participants no later than October 31 of a particular year that we will not extend the program.  The program nevertheless will remain in effect for not less than three years following a change in control.

The total pre-tax benefit for each of the named executive officers is reflected in the table below as if his employment had been terminated at the end of fiscal year 2017 following a change in control. Each amount includes an estimate for continued employee benefits and outplacement and financial planning services, as described above.

Name	Cash-Based			Equity-Based	Total Pre-Tax Benefit ($)
	Cash Severance ($)	Misc. Benefits ($)(1)	Total Cash-Based ($)	Stock-Based Awards ($)
Richard A. Montoni(2)	8,525,000	95,000	8,620,000	8,397,836	17,017,836
Bruce L. Caswell	3,173,333	80,000	3,253,333	4,666,963	7,920,296
Richard J. Nadeau	2,050,000	80,000	2,130,000	2,338,061	4,468,061
Mark S. Andrekovich	1,590,000	80,000	1,670,000	1,699,060	3,369,060
David R. Francis	1,476,667	80,000	1,556,667	1,647,589	3,204,256
________________

(1)
The miscellaneous benefits amount includes $50,000 intended for outplacement and financial planning services, but which may be used for any purpose. It also includes 24 months worth of employee benefits (36 months in the case of the Chief Executive Officer) which include medical, dental, life insurance and disability benefits made available to an executive (and his or her eligible dependents) prior to a change in control.

(2)
Effective April 1, 2018, Mr. Montoni's entitlement to compensation upon termination of employment will be governed by his Amended Agreement as described above in Supplemental Discussion of Compensation.

Other Potential Benefits upon Change in Control or Death of Participant

Under the terms and conditions applicable to all RSU awards held by MAXIMUS employees, unvested RSUs vest immediately upon (i) a change in control of the Company (as defined in our 2017 Equity Incentive Plan) or (ii) the death of the participant if the participant was employed by the Company at the time of his or her death.

The total pre-tax benefit for each of the named executive officers is reflected in the table below as if there were a change in control of the Company (not involving a termination of employment) or the death of the executive at the end of fiscal year 2017.

Name	Cash-Based	Equity-Based	Total Pre-Tax Benefit ($)
	Cash Severance ($)	Stock-Based Awards ($)(1)
Richard A. Montoni	—	8,397,836	8,397,836
Bruce L. Caswell	—	4,666,963	4,666,963
Richard J. Nadeau	—	2,338,061	2,338,061
Mark S. Andrekovich	—	1,699,060	1,699,060
David R. Francis	—	1,647,589	1,647,589
____________

(1)	Note that the amounts in this column are included in the preceding table reflecting Potential Payments upon Change in Control Involving Employment Termination and are not in addition to those amounts.

DIRECTOR COMPENSATION

Director Compensation Table

The table below summarizes the compensation paid to our non-employee directors in 2017.

Director Compensation
Fiscal Year 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Anne K. Altman(2)	0	300,003	300,003
Russell A. Beliveau(3)	250,000	49,980	299,980
John J. Haley(4)	0	309,986	309,986
Paul R. Lederer(5)	250,000	49,980	299,980
Peter B. Pond(6)	200,000	284,996	484,996
Gayathri Rajan(7)	50,000	250,023	300,023
Raymond B. Ruddy(8)	0	334,976	334,976
Wellington E. Webb(9)	250,000	49,980	299,980
________________

(1)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards awarded during the applicable year under our 2017 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures.

(2)
With respect to the award to Ms. Altman, the grant date fair value of the equity award calculated under FASB ASC Topic 718 was as follows: 3/14/17, $300,003. As of September 30, 2017, Ms. Altman held 4,905 RSUs.

(3)
With respect to the award to Mr. Beliveau, the grant date fair value of the equity award calculated under FASB ASC Topic 718 was as follows: 3/14/17, $49,980. As of September 30, 2017, Mr. Beliveau held 82,319 RSUs.

(4)
With respect to the award to Mr. Haley, the grant date fair value of the equity award calculated under FASB ASC Topic 718 was as follows: 3/14/17, $309,986. As of September 30, 2017, Mr. Haley held 137,714 RSUs.

(5)
With respect to the award to Mr. Lederer, the grant date fair value of the equity award calculated under FASB ASC Topic 718 was as follows: 3/14/17, $49,980. As of September 30, 2017, Mr. Lederer held 4,516 RSUs.

(6)
With respect to the award to Mr. Pond, the grant date fair value of the equity award calculated under FASB ASC Topic 718 was as follows: 3/14/17, $284,996. As of September 30, 2017, Mr. Pond held 247,321 RSUs.

(7)
With respect to the award to Ms. Rajan, the grant date fair value of the equity award calculated under FASB ASC Topic 718 was as follows: 3/14/17, $250,023. As of September 30, 2017, Ms. Rajan held 4,088 RSUs.

(8)
With respect to the award to Mr. Ruddy, the grant date fair value of the equity award calculated under FASB ASC Topic 718 was as follows: 3/14/17, $334,976. As of September 30, 2017, Mr. Ruddy held 181,004 RSUs.

(9)
With respect to the award to Mr. Webb, the grant date fair value of the equity award calculated under FASB ASC Topic 718 was as follows: 3/14/17, $49,980. As of September 30, 2017, Mr. Webb held 103,112 RSUs.

Fees Payable to Non-Employee Directors

The director compensation for fiscal year 2017 as shown in the chart above is comprised of the following elements. Directors who are also MAXIMUS employees do not receive additional compensation for their services as directors.

•	An annual retainer payable in RSUs or a combination of RSUs and cash, in the amount of $300,000.

•
Mr. Pond received an additional $150,000 retainer for his services as Chairman of the Board, a $20,000 retainer for his services as Chairman of the Audit Committee and a $15,000 retainer for his services as the Chairman of the Compensation Committee.

•	Mr. Ruddy received an additional $35,000 retainer for his services as Vice Chairman of the Board.

•	Mr. Haley received an additional $10,000 retainer for his services as the Chairman of the Nominating and Governance Committee.

•
RSU awards granted to our non-employee directors vest after one year; directors may elect to defer receipt of shares for their RSUs for a longer period up to termination of service on the board of directors.

We also permit our directors to participate in the health plan that we offer to our employees, although each director who elects to participate must pay the full cost of his or her own premiums in the plan. Currently, Mr. Beliveau, Mr. Lederer, Mr. Pond and Mr. Ruddy are participants in this plan.

Director Equity Ownership Requirements

Directors are required to hold equity in the Company equal to at least one and a half times their annual retainer. For these purposes, “equity” consists of shares owned directly by the director, the “in-the-money” value of vested stock options, and any shares that would have been distributed to the director but for the director’s election to defer receipt of the shares for tax purposes. All of our directors met the ownership requirement as of the end of fiscal year 2017, except Ms. Altman and Ms. Rajan who joined the Board in 2016.

CERTAIN RELATIONSHIPS
AND RELATED PERSON TRANSACTIONS

Our Audit Committee is responsible for reviewing and approving related person transactions, as defined in applicable rules promulgated by the SEC. Officers and directors are required to bring any potential related person transaction to Company legal counsel. In addition, Company legal counsel conducts quarterly surveys of the board of directors and senior management of the Company to ensure the Company maintains a current list of potential related persons. Company legal counsel would present any actual or proposed transactions with related persons to the Audit Committee for its review and approval. In the event that a related person transaction is not approved in advance, the Audit Committee has the ability to ratify such transactions. For the fiscal year 2017, the Company did not have any related person transactions.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

We are requesting your advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 20 above), the compensation tables (beginning on page 32 above), and any related material contained in this proxy statement. We are providing this vote as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this proxy statement.”
Discussion
We believe that our compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are closely aligned with the long-term interests of the Company and its shareholders. MAXIMUS has been successful in attracting and retaining highly-qualified executives who helped the Company deliver record EPS in 2017.

The Compensation Committee evaluates the Company’s compensation practices regularly to ensure that those practices are both responsible and properly aligned with the long-term interests of our owners. Those practices include:

•
substantial emphasis on performance-based incentive compensation - 85% of the target compensation of Mr. Montoni and at least 67% of the target compensation of the other named executive officers is variable, at-risk compensation

•	no guarantees of salary increases, bonuses or equity awards

•	modest executive benefits and perquisites

•	no extraordinary relocation benefits (including home buy-outs)

•	no repricing of stock options without mandatory shareholder consent

•	cash-based payments under the Income Continuity Program based on a double trigger (i.e., a change in control coupled with a termination of employment) and no tax gross-up

•	equity ownership requirements for directors and executive officers

•	anti-hedging policy applicable to all directors, officers and employees

•	clawback policy applicable to executive officers for incentive payments and equity-based awards

•	reasonable burn rate for equity awards

•	overall compensation in line with that of comparable companies.

We currently conduct the “Say-on-Pay” on an annual basis. We expect the next such “Say-on-Pay” vote will be held at the 2019 Annual Meeting of Shareholders. The affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting is required for adoption of Proposal No. 2. If you sign and return your proxy card, the proxy holders will vote “for” Proposal No. 2 unless you mark your proxy card otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND ANY RELATED MATERIAL CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee and the board of directors has appointed, and requests shareholder ratification of, the firm of Ernst & Young LLP as independent public accountants to audit our consolidated financial statements for the fiscal year ending September 30, 2018. Ernst & Young LLP audited our consolidated financial statements for the fiscal years ended September 30, 2017 and 2016.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Although our bylaws do not require shareholder ratification or otherwise, as a matter of good corporate governance, the Board of Directors is requesting that shareholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018.

The affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting is required for adoption of Proposal No. 3. If you sign and return your proxy card, the proxy holders will vote “for” Proposal No. 3 unless you mark your proxy card otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2018.

AUDIT INFORMATION

Fees of Independent Public Accountants

Set forth below is a description of the fees billed by Ernst & Young LLP, our independent public accountants, for the fiscal years ended September 30, 2016 and 2017.

Audit Fees

Fees billed for audit services totaled approximately $2,431,390 for the 2017 fiscal year and $1,993,587 for the 2016 fiscal year. Those fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, Sarbanes-Oxley Act Section 404 attest services and statutory audits required internationally.

Audit-Related Fees

Fees billed for audit-related services primarily included services related to due diligence services and accounting consultations and totaled approximately $67,000 for the 2017 fiscal year and $45,000 for the 2016 fiscal year.

Tax Fees

Fees billed for tax services, including tax advice and tax planning, totaled approximately $170,451 for the 2017 fiscal year and $166,871 for the 2016 fiscal year.

All Other Fees

Fees billed for all other services rendered to us by Ernst & Young LLP, which included statistical sampling assistance and a subscription to an accounting research service, totaled approximately $1,945 for the 2017 fiscal year and $5,370 for the 2016 fiscal year.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of permitted services before the independent auditor is engaged to perform them. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services. All audit, audit-related, tax services, and other services performed by Ernst & Young LLP and described above were pre-approved in accordance with our pre-approval policy.

Report of the Audit Committee

The Audit Committee is composed of four directors, each of whom is independent within the meaning of the listing standards of the NYSE and SEC regulations. The Audit Committee operates under a written charter adopted by the board of directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

Management is responsible for:

•	establishing and maintaining our internal control over financial reporting;

•	assessing the effectiveness of our internal control over financial reporting as of the end of each year; and

•	the preparation, presentation and integrity of our consolidated financial statements.

Our independent registered public accounting firm is responsible for:

•	performing an independent audit of our consolidated financial statements and our internal control over financial reporting;

•	expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles; and

•	expressing an opinion as to management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting.

The Audit Committee is responsible for:

•
the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us; and

•	overseeing and reviewing our accounting and financial reporting processes.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered public accounting firm. Management represented to the Audit Committee that our audited consolidated financial statements for the year ended September 30, 2017 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these audited consolidated financial statements with management and Ernst & Young LLP, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with Ernst & Young LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with Ernst & Young LLP its opinion as to the effectiveness of our internal control over financial reporting.

Based upon its discussions with management and Ernst & Young LLP and its review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2017 for filing with the SEC.

Audit Committee

Peter B. Pond (Chair)
Russell A. Beliveau
Paul R. Lederer
Raymond B. Ruddy

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Audit Committee shall not be deemed to be "Soliciting Material," is not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

SHAREHOLDER PROPOSALS FOR
OUR 2019 ANNUAL MEETING OF SHAREHOLDERS

Generally, our bylaws require a shareholder who wishes to bring business before or propose director nominations at an annual meeting of shareholders to give written notice to our Corporate Secretary at least 45 days before the meeting. However, if we have given less than 60 days notice or public disclosure of the meeting, then we must receive a shareholder’s notice within 15 days after our notice or disclosure was given. A shareholder notice must describe the proposed business or nominee and identify the shareholder making the proposal or nomination. See "Corporate Governance and The Board of Directors -- Nominating and Governance Committee" for additional information.

In addition, if we do not receive your proposal for presentation at the 2019 Annual Meeting of Shareholders at least 45 days before the meeting, then our management proxies will be permitted to use their discretionary voting authority when the proposal is raised at the annual meeting, without having advised shareholders of the proposal in the proxy statement for the 2019 Annual Meeting of Shareholders.

Any proposal you intend to present at the 2019 Annual Meeting of Shareholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 must be received by MAXIMUS at our principal office at 1891 Metro Center Drive, Reston, Virginia 20190, Attention: Corporate Secretary, not later than September 28, 2018 if you wish to have it included in the proxy statement and form of proxy for that meeting.

OTHER MATERIALS

Our 2017 Annual Report, which includes our Annual Report on Form 10-K for our 2017 fiscal year as filed with the SEC on November 20, 2017, is being made available to you on the Internet along with this notice and proxy statement on or about January 26, 2018.

Upon written request, we will provide any recipient of this proxy statement, free of charge, one copy of our complete Annual Report on Form 10-K for our 2017 fiscal year. If the person making the request was not a shareholder of record on January 16, 2018, then the request must include a good faith representation that the requestor was a beneficial owner of our common stock as of the close of business on such date. Requests should be directed to the Vice President of Investor Relations, MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

By Order of the Board of Directors,

Date: January 26, 2018	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary

MAXIMUS
HELPING GOVERNMENT SERVE THE PEOPLE®

MAXIMUS, INC.
1891 METRO CENTER DRIVE
RESTON, VA 20190
ATTN: DAVID FRANCIS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors: Class III Directors - 01, 02, 03

Nominees

Nominee	For	Against	Abstain
01 Bruce L. Caswell	☐	☐	☐
02 Richard A. Montoni	☐	☐	☐
03 Raymond B. Ruddy	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000350178_1 R1.0.1.17

MAXIMUS
HELPING GOVERNMENT SERVE THE PEOPLE®

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com

MAXIMUS, INC.
Annual Meeting of Shareholders
March 14 , 2018 at 11:00 AM (Eastern Time)
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Richard J. Nadeau, Dominic A. Corley and David R. Francis, and each of them acting singly, as the attorneys and proxies of the shareholder, with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on this ballot, all of the shares of capital stock of MAXIMUS, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held on March 14, 2018, and at all adjournments thereof, at the corporate headquarters at 1891 Metro Center Drive in Reston, Virginia, hereby revoking any proxy heretofore given with respect to such shares.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000350178_2 R1.0.1.17